    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1996.

                                                       REGISTRATION NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           BALLANTYNE OF OMAHA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3968                    22-2485688
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                                ---------------

                             4350 MCKINLEY STREET
                             OMAHA, NEBRASKA 68112
                                (402) 453-4444
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             RONALD H. ECHTENKAMP
                           BALLANTYNE OF OMAHA, INC.
                             4350 MCKINLEY STREET
                             OMAHA, NEBRASKA 68112
                                (402) 453-4444
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
   MARJORIE SYBUL ADAMS, ESQ.                        WILLIAM N. DYE, ESQ.
     GORDON ALTMAN BUTOWSKY                        WILLKIE FARR & GALLAGHER
     WEITZEN SHALOV & WEIN                           ONE CITICORP CENTER
      114 WEST 47TH STREET                           153 EAST 53RD STREET
    NEW YORK, NEW YORK 10036                       NEW YORK, NEW YORK 10022
         (212) 626-0800                                 (212) 821-8000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                              PROPOSED        PROPOSED
                                              MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF     AMOUNT TO BE  OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE
- --------------------------------------------------------------------------------------------
 Common Stock, $.01 par
  value.................     1,265,000(1)      $15.00        $18,975,000         $6,544

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 165,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Pursuant to Rule 457(c) under the Securities Act of 1933, these amounts are used solely for the purpose of calculating the registration fee and are based upon the average of the high and low prices of the Common Stock on the American Stock Exchange on July 3, 1996.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           BALLANTYNE OF OMAHA, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501 (B) OF REGULATION S-K

                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                    REQUIRED BY ITEMS IN PART I OF FORM S-1

         ITEM AND CAPTION                 LOCATION HEADING IN PROSPECTUS
         ----------------                 ------------------------------
  1. Forepart of Registration
      Statement and Outside Front   Outside Front Cover Page of the Registra-
      Cover Page of Prospectus...   tion State-
                                     ment; Outside Front Cover Page of the Pro-
                                    spectus
  2. Inside Front and Outside
      Back Cover Pages of           Inside Front and Outside Back Cover Pages
      Prospectus.................   of the
                                     Prospectus; Available Information
  3. Summary Information, Risk
      Factors, and Ratio of         Prospectus Summary/Risk Factors/Not Appli-
      Earnings to Fixed Charges..    cable
  4. Use of Proceeds.............   Use of Proceeds
  5. Determination of Offering
      Price......................   Underwriting
  6. Dilution....................   Not Applicable
  7. Selling Security Holders....   Not Applicable
  8. Plan of Distribution........   Outside Front Cover Page of the Prospectus;
                                     Underwriting
  9. Description of Securities to
      Be Registered..............   Description of Capital Stock
 10. Interests of Named Experts
      and Counsel................   Not Applicable
 11. Information with Respect to    Outside Front Cover Page of the Prospectus;
      the Registrant.............    Prospectus Summary; Risk Factors; Use of
                                     Proceeds; Price Range of Common Stock;
                                     Dividend Policy; Capitalization; Selected
                                     Consolidated Financial Data; Management's
                                     Discussion and Analysis of Financial Con-
                                     dition and Results of Operations; Busi-
                                     ness; Management; Principal Stockholders;
                                     Certain Transactions; Description of Capi-
                                     tal Stock; Shares Eligible for Future
                                     Sale; Consolidated Financial Statements
 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Dated July 10, 1996

                                1,100,000 Shares

                      [LOGO OF BALLANTYNE OF OMAHA, INC.]

                                  Common Stock

                                --------------

  Ballantyne of Omaha, Inc., a Delaware corporation (the "Company"), hereby offers (the "Offering") 1,100,000 shares of its common stock, $.01 par value (the "Common Stock"). The Common Stock is listed and traded on the American Stock Exchange (the "AMEX") under the symbol "BTN." The last sale price of the Common Stock on July 9, 1996, as reported by the AMEX, was $16 1/4 per share.

                                --------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                --------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                        Price     Underwriting
                                          to      Discounts and    Proceeds to
                                        Public   Commissions (1)   Company (2)
- ------------------------------------------------------------------------------
Per Share.............................   $             $               $
Total (3).............................  $             $               $
- ------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)Before deducting expenses, estimated to be $450,000, payable by the Company.
(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 165,000 additional shares of Common Stock at the Price to Public less Underwriting Discounts and Commissions, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $     , $
    and $     , respectively. See "Underwriting."

                                --------------

  The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the offices of
Cowen & Company, New York, New York, on or about              , 1996.

                                --------------

COWEN & COMPANY
                                 L.H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.

     , 1996

                     [LOGO OF BALLANTYNE  OF OMAHA, INC.]


                 [PICTURES OF VARIOUS MOTION PICTURE THEATRES]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMEX OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  "Strong(TM)," "Simplex(TM)," "Century(R)," "Optimax(R)," "Ballantyne(TM)," "Super Trouper(R)," "Gladiator(TM)," "Roadie(TM)," "Flavor Crisp(R)" and "Flavor Pit(R)" are trademarks of the Company. ISCO-Optic is a trademark of ISCO-Optic GmbH.

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option and (ii) gives effect to the 10% stock distribution effected on March 8, 1996. Unless otherwise indicated, all references in this Prospectus to the "Company" mean Ballantyne of Omaha, Inc. and its consolidated subsidiaries. Certain of the information contained in this summary and elsewhere in this Prospectus, including under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including information with respect to the Company's plans and strategy for its business, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from such forward-looking statements, see "Risk Factors."

                                  THE COMPANY

  Ballantyne of Omaha, Inc. (the "Company") is a leading manufacturer of commercial motion picture projection and spotlight equipment. The Company believes that its commercial motion picture projectors accounted for approximately 60% of the number of such projectors sold in the U.S. in 1995 and that it is the leading provider of long-range follow spotlights in the U.S. The Company's broad range of equipment, which can fully outfit and automate a motion picture projection booth, is used by major motion picture exhibitors such as AMC Entertainment, Inc., Cinemark USA, Inc., Cineplex Odeon Corporation and Regal Cinemas, Inc. The Company's products are sold primarily through a dealer network as well as directly to motion picture exhibitors.

  The number of new movie screens has been growing as a result of construction of multiplex and megaplex movie theatres domestically and internationally. According to a published industry source, the net number of new indoor commercial motion picture screens added in the U.S. in 1995 was 1,165, representing an 11.9% greater rate of increase over the increase in 1994. The Company believes that the international market presents attractive growth opportunities for sales of its theatre products because the international market is relatively underserved with motion picture screens and the Company's international market share is relatively smaller as compared to the domestic market. The Company expects that its longstanding emphasis on strong customer relationships and its recognized brand names will assist the Company's penetration of the international market as many of its U.S.-based dealers and motion picture exhibitor customers expand internationally. The Company is seeking to continue to strengthen and develop its international presence. To better serve the fast-growing Asian market, in December 1994 the Company acquired Westrex Company, Asia ("Westrex"), a Hong Kong-based dealer of commercial motion picture projection equipment.

  The Company also manufactures customized motion picture projection equipment for use in special venues, such as motion simulation rides, large screen format presentations and other forms of motion picture-based entertainment requiring visual and multi-media special effects. The Company manufactures customized equipment for customers such as Imax Corporation, Iwerks Entertainment Inc. and The Walt Disney Company for use at special venue sites such as IMAX Ridefilm Simulators, Universal Studios, The Magic Kingdom and EPCOT Center. The Company believes that its position as a fully-integrated equipment manufacturer enables it to be more responsive to its customers' specific design requirements, giving it a competitive advantage over other manufacturers who rely more on outsourced components.

  The Company's long-range follow spotlights are used in sports stadiums such as the Toronto Sky Dome, the Continental Airlines Arena in the New Jersey Meadowlands and the Sheffield Arena in the United Kingdom, for special events such as the 1996 Summer Olympics in Atlanta, and in concert tours by, among others, the Rolling Stones, R.E.M. and Pink Floyd.

  The Company also manufactures a line of commercial food service equipment which is sold primarily through a dealer network to convenience store and fast food restaurant operators and to equipment suppliers for resale on a private label basis. The Company's restaurant equipment business, which was initiated in the 1960's to supply snack stands at drive-in theatres, utilizes a manufacturing process complementary to that of its theatre products. Further, the Company believes that this business offers the potential to sell concession stand equipment to newly constructed theatres, for which it is already supplying commercial motion picture projection equipment.

  The Company was incorporated in 1976. The Company's principal executive offices and manufacturing facility are located at 4350 McKinley Street, Omaha, Nebraska 68112, and its telephone number is (402) 453-4444.

                                  THE OFFERING

 Common Stock offered by the Company.....  1,100,000 shares
 Common Stock outstanding after this Of-
  fering.................................  5,499,995 shares (1)
 Use of proceeds.........................  To repay debt, to expand the
                                           Company's manufacturing facility and
                                           for working capital and other
                                           general corporate purposes,
                                           including possible acquisitions.
 AMEX symbol.............................  BTN

- --------
(1) Does not include: (i) 434,500 shares of Common Stock issuable upon exercise of outstanding options under the Company's stock option plans and (ii) 298,100 shares of Common Stock issuable upon exercise of outstanding warrants and other options to purchase Common Stock. See "Management-- Employee Benefit Plans" and "Description of Capital Stock--Warrants and Options to Purchase Common Stock."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    SIX MONTHS
                                  YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                          --------------------------------------- ---------------
                           1991    1992    1993    1994    1995    1995    1996
                          ------- ------- ------- ------- ------- ------- -------
STATEMENT OF INCOME DATA
Net sales...............  $16,828 $18,214 $22,631 $28,758 $38,441 $18,065 $23,858
Cost of sales...........   12,658  13,363  15,864  20,127  27,451  12,791  17,075
Gross profit............    4,170   4,851   6,767   8,631  10,990   5,275   6,283
Income from operations..    1,270   1,831   2,944   4,189   5,309   2,474   3,630
Net income..............      519     876   1,500   2,355   3,040   1,451   1,967
Net income per share
 (1)....................                             0.45    0.63    0.28    0.41
Weighted average number
 of shares outstanding..                            4,400   4,436   4,400   4,781
Pro forma: (2)
  Net income............                                  $ 3,166         $ 2,182
  Net income per share..                                  $  0.57         $  0.37

                                                                JUNE 30, 1996
                                                             -------------------
                                                                         AS
                                                             ACTUAL  ADJUSTED(3)
BALANCE SHEET DATA                                           ------- -----------
Working capital............................................. $10,903   $19,512
Total assets................................................  22,455    30,457
Total debt..................................................   8,726       555
Stockholders' equity........................................   7,022    23,196

- --------
(1) See Note 13 to Consolidated Financial Statements.
(2) Pro forma net income and net income per share assume (i) net proceeds from the Offering (assuming a public offering price of $16.25 per share) were available at the beginning of each period presented and the borrowings under the Norwest Facility (as hereinafter defined) and capital leases were repaid in full and (ii) the issuance of 1,100,000 shares of Common Stock at the beginning of each period presented.
(3) As adjusted to reflect the sale by the Company of the 1,100,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Company before purchasing the shares of Common Stock offered hereby.

DEPENDENCE ON MOTION PICTURE SCREEN GROWTH

  Because the Company's commercial motion picture projection equipment has an estimated useful life of approximately 20 years, the Company's net sales and profitability are dependent primarily upon growth in the number of motion picture screens and the renovation and replacement of commercial motion picture projection equipment in existing theatres. For the years ended December 31, 1993, 1994 and 1995, approximately 77%, 80% and 87%, respectively, of the Company's net sales were derived from sales of its commercial motion picture projection equipment. Although industry analysts foresee growth in the number of motion picture screens as a result of the trend toward multiplexing and megaplexing and the introduction of new forms of motion picture-based entertainment, there can be no assurance that this expectation will prove accurate. In addition, growth in the number of new motion picture screens may be adversely affected by the availability of home entertainment delivery systems. A lack of an increase in motion picture screen growth would have a material adverse effect upon the Company's results of operations. See "Business--Motion Picture Exhibition Industry Overview."

COMPETITION

  The market for commercial motion picture projection equipment is highly competitive. In the international market, where the Company has a smaller market share than in the domestic market, the Company believes that its largest competitor has significantly greater market share than the Company. In addition to existing commercial motion picture projection equipment manufacturers, the Company may also encounter competition from new competitors, as well as from new types of equipment. No assurance can be given that the commercial motion picture projection equipment manufactured by the Company will not become obsolete as technology advances. In addition, the markets for the Company's long-range follow spotlight and restaurant products are highly competitive. Competitors of the Company may also have significantly greater financial resources than the Company which may impede the ability of the Company to compete effectively. See "Business--Competition."

DEPENDENCE ON KEY MANAGEMENT

  The Company's success depends, in substantial part, on the efforts and abilities of Ronald H. Echtenkamp, the Company's President and Chief Executive Officer, and John Wilmers, the Company's Executive Vice President, Sales. Mr. Echtenkamp's employment contract terminates on March 31, 1997, at which time the Company expects that Mr. Echtenkamp will be appointed Vice Chairman of its Board of Directors (the "Board") and that Mr. Wilmers will be promoted to President and Chief Executive Officer. Mr. Wilmers' employment contract expires on October 15, 1997, and it is contemplated that his contract will be renegotiated in connection with this promotion. Failure to retain the services of Messrs. Echtenkamp and Wilmers could have a material adverse effect on the Company. The Company does not maintain key man life insurance on the lives of Messrs. Echtenkamp or Wilmers. See "Management--Employment Contracts."

UNCERTAINTIES REGARDING INTERNATIONAL SALES

  For the years ended December 31, 1993, 1994 and 1995, the Company generated net sales to foreign customers of approximately $4.6 million, $6.4 million and $11.3 million, respectively, which accounted for approximately 20%, 22% and 29%, of the Company's total net sales for such years, respectively. These amounts do not include sales to domestic export dealers and domestic theatre chains of products which are ultimately exported. The Company expects that international sales will continue to account for a substantial portion of its revenues. International sales may be subject to political and economic risks, including political instability, currency controls, fluctuating exchange rates with respect to sales not denominated in U.S. dollars and changes in import/export regulations, tariff and freight rates. To date, all of the Company's international sales have been denominated in U.S. dollars, exclusive of Westrex net sales of approximately $2.9 million in 1995 which are denominated in Hong Kong dollars. A weakening in the value of foreign currencies relative to the U.S. dollar could have an adverse impact on the Company by increasing the effective price of the Company's products in its international markets. In addition, there can be no assurance that the Company's international customers will continue to accept orders denominated in U.S. dollars. To the extent that orders are denominated in foreign currencies, the Company's reported sales and earnings are more directly subject to foreign exchange fluctuations. There can be no assurance that these factors will not adversely affect the Company's international sales in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED SOURCE FOR CERTAIN COMPONENTS

  The Company does not manufacture certain of its components, including film platters, lenses, intermittent movement components for its commercial motion picture projection equipment or the aluminum kettles for its pressure fryers. Each such component is sourced by the Company from a single contract manufacturer. Although to date the Company has not experienced any significant difficulty in obtaining these components, there can be no assurance that shortages will not arise in the future. The loss of any one or more suppliers of any such components would have an adverse effect on the Company's business until alternative supplies could be secured. See "Business--Manufacturing."

POSSIBLE FACILITY EXPANSION DELAYS

  The Company anticipates that the growth in its business will require expansion of its existing Omaha, Nebraska manufacturing facility by mid-1997. The Company intends to use approximately $2.0 million of the net proceeds of the Offering to finance this expansion, which is scheduled to begin in the third quarter of 1996, and to purchase additional capital equipment. If such expansion is not implemented in a timely manner, the Company may experience capacity constraints that may increase costs or cause production delays which could adversely affect the Company's ability to meet order delivery dates and to accept further orders. See "Business--Manufacturing."

CONTROL BY MAJORITY STOCKHOLDER

  Upon completion of this Offering, ARC International Corporation ("ARC"), will be the beneficial owner of 52.4% of the outstanding shares of Common Stock (50.9% if the Underwriters' over-allotment option is exercised in full). ARC, a corporation that acquires and develops companies focused in the entertainment, leisure and communications industries, holds its Common Stock through its indirect wholly-owned subsidiary, Canrad of Delaware Inc. ("Canrad Delaware"). As a result of the level of its beneficial ownership of the Common Stock, ARC is in a position to control substantially all corporate matters requiring stockholder approval, including the election of directors and merger and consolidation proposals, and thereby is in a position to control the Company. Such control may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the market price of such shares. Currently, two members of the Board are employees of ARC or its affiliates, other than the Company. Additionally, two of the Company's directors are also directors of ARC and one of such directors has substantial shareholdings in ARC. In connection with the Company's initial public offering, Canrad Delaware agreed with the managing underwriters of such offering to vote, until September 12, 1997, all shares of voting capital stock of the Company beneficially owned by it in the same proportion as the votes cast by non-affiliates with respect to any liquidation, and certain mergers or business combinations involving the Company. See "Management--Directors and Executive Officers" and "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Future sales of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock or the Company's ability to raise additional capital through sales of its equity securities. Upon completion of the Offering, in addition to the 1,518,000 shares sold in the Company's initial public offering and the 1,100,000 shares offered hereby, the Company will have: (i) 2,882,000 shares outstanding owned by Canrad Delaware, a subsidiary of ARC; (ii) 550,000 shares of Common

Stock reserved for issuance under the Company's stock option plans, of which 434,500 shares are issuable pursuant to currently outstanding options thereunder; (iii) 298,100 shares of Common Stock issuable pursuant to outstanding warrants and other options to purchase Common Stock and (iv) 275,000 shares of Common Stock reserved for issuance pursuant to the Company's employee stock purchase plan. In addition, 132,000 shares of Common Stock owned by Canrad Delaware are subject to options granted to certain persons in connection with the Company's initial public offering. Of these shares outstanding or subject to outstanding options, 2,717,000 will be immediately eligible for resale in the public market without restriction under the Securities Act of 1933, as amended (the "Securities Act"), and substantially all of the remaining shares are eligible for resale in the public market subject to compliance with the applicable provisions of Rule 144 under the Securities Act.

  All of the shares owned by Canrad Delaware, 72,910 shares currently owned by officers and directors of the Company, 335,500 shares issuable to officers and directors of the Company pursuant to the Company's stock option plans and 298,100 shares issuable pursuant to outstanding warrants and other options are subject to "lock-up" agreements under which such holders have agreed not to sell or otherwise dispose of such securities without the prior consent of Cowen & Company for a period of 90 days after the date of the final Prospectus. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock. The Company has entered into registration rights agreements with certain holders of outstanding warrants and options to purchase an aggregate of 402,600 shares of Common Stock pursuant to which the Company has agreed to register under the Securities Act the resale of the shares held by such holders. By exercising the registration rights, subject to certain limitations, such holders could cause their shares to be registered and sold in the public market.

  All of the shares of Common Stock owned by Canrad Delaware as well as the stock of certain other subsidiaries of ARC (including Cabletel Communications Corporation ("Cabletel"), whose shares are publicly traded), have been pledged to Merita Bank Ltd. ("Merita Bank") to secure indebtedness of Canrad Delaware's parent company, Canrad Inc., under a revolving credit facility (the "Canrad Credit Facility"). The Company has been advised by Canrad Delaware that, as of June 30, 1996, the principal amount of indebtedness outstanding under the Canrad Credit Facility was approximately $5.5 million. In the event of a default under the Canrad Credit Facility, Merita Bank has certain rights as a secured creditor under the terms of the Canrad Credit Facility to vote and to sell or otherwise dispose of all or a portion of the pledged shares, including the Common Stock. Although such shares of Common Stock are subject to the "lock-up" agreements, Cowen & Company has agreed to consent to sales thereof by Merita Bank in the event of a default under the Canrad Credit Facility. See "Management--Employee Benefit Plans," "Description of Capital Stock--Warrants and Options to Purchase Common Stock" and "Shares Eligible for Future Sale."

UNCERTAINTY OF FUTURE ACQUISITIONS

  Although the Company does not currently have any specific acquisition under consideration, the Company may make acquisitions in the future. Significant uncertainties accompany any acquisition and its integration with the Company's existing operations, such that any acquisition could have an adverse effect on the Company. There can be no assurance that the Company will be able to locate appropriate acquisition candidates, that any identified candidates will be acquired or that acquired operations will be effectively integrated or prove profitable. The Company's revolving credit facility with Norwest Bank Nebraska, N.A. ("Norwest Bank") currently prohibits the Company from making acquisitions without the consent of Norwest Bank.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's Certificate of Incorporation provides for, among other things, the issuance of 1,000,000 shares of preferred stock. The Board is authorized, without stockholder approval, to cause the Company to issue such preferred stock in one or more series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue a series of preferred stock in the future that will have preference over the Common Stock with respect to the payment of dividends and upon the Company's liquidation, dissolution or winding up or have voting or conversion rights that could adversely affect the voting power and ownership percentages of the holders of Common Stock. The Company's Certificate of Incorporation also provides for the affirmative vote of at least 66 2/3% of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, to change certain provisions of such Certificate of Incorporation and the Company's By-Laws, and to change the authority of the Board, without further action by stockholders, to cause the Company to issue shares of preferred stock. The Company's Certificate of Incorporation further provides for the division of the Board into three classes. One class of directors is elected at each annual meeting of stockholders for three-year terms. The Company's By-Laws contain certain advance notice requirements relating to stockholder proposals and stockholder nomination of directors. These provisions, together with the level of beneficial ownership of the outstanding Common Stock by ARC, may have the effect of making more difficult or discouraging transactions that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Common Stock. See "Description of Capital Stock--Preferred Stock" and "--Certain Provisions of the Company's Certificate of Incorporation and By-Laws" and "Principal Stockholders."

POSSIBLE VOLATILITY OF STOCK PRICE; LIMITED TRADING VOLUME

  The trading price of the Common Stock may be highly volatile and could be subject to significant fluctuations in response to variations in the Company's quarterly operating results, general conditions in the industries in which the Company operates and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for the stock of many companies generally, which fluctuations often are unrelated to operating performance. Although the Common Stock is listed on the AMEX, daily trading volume of the Common Stock has generally been limited and accordingly, the trading price is more vulnerable to significant fluctuations. See "Price Range of Common Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,100,000 shares of Common Stock offered hereby, at an assumed offering price of $16.25 per share (after deducting underwriting discounts and commissions and offering expenses) are estimated to be approximately $16,173,750 ($18,667,312 if the Underwriters' over-allotment option is exercised in full).

  The Company intends to use approximately $7.6 million of the net proceeds of this Offering to repay all of its outstanding indebtedness under its revolving credit facility with Norwest Bank (the "Norwest Facility"). The Company established the Norwest Facility in September 1995 in connection with its initial public offering, at which time it borrowed $8.0 million thereunder and used the proceeds to pay an $8.0 million dividend to Canrad Delaware, the Company's then sole stockholder. Amounts outstanding under the Norwest Facility, which terminates in September 2000, bear interest at Norwest Bank's National Money Market Rate (8.25% at June 30, 1996).

  The Company intends to use approximately $2.0 million of the net proceeds of this Offering to expand its manufacturing facility in Omaha, Nebraska, through construction of approximately 20,000 square feet of additional space and the reclamation of approximately 10,000 square feet of existing unusable space and to purchase additional capital equipment. In addition, the Company intends to use approximately $551,600 of the net proceeds of this Offering to repay all of its outstanding obligations under its five existing capitalized equipment leases. The weighted average annual interest rate on the capitalized equipment leases, which have maturity dates ranging from February 1997 to January 2001, is 8.72%.

  The balance of the net proceeds of this Offering will be used for the Company's working capital and other general corporate purposes, including possible acquisitions. Pending the foregoing uses, the net proceeds of this Offering will be invested in short-term, interest bearing securities or money market investments.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is listed and traded on the AMEX under the symbol "BTN." The following table sets forth the high and low last reported sale prices for the Common Stock as reported by the AMEX for the periods indicated (rounded to the nearest 1/8):


                                                                   HIGH    LOW
                                                                  ------ -------
      1995
        Third Quarter (from September 6).........................   $ 7  $ 6 1/4
        Fourth Quarter...........................................  7 3/8      6
      1996
        First Quarter............................................  9 1/4    7
        Second Quarter........................................... 17 5/8   8 5/8
        Third Quarter (through July 9)........................... 16 1/4  14 7/8

  On July 9, 1996, the last reported sale price for the Common Stock was $16 1/4. As of July 9, 1996, there were approximately 45 holders of record of the Common Stock.

                                DIVIDEND POLICY

  The Company intends to retain its earnings to assist in financing its business and does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Norwest Facility and the Company's industrial development revenue bond ("IRB") contain certain prohibitions on the payment of cash dividends. In addition, the underwriting agreement relating to the Company's initial public offering restricts the payment of cash dividends until September 1997. The declaration and payment of dividends by the Company are also subject to the discretion of the Board. Any determination by the Board as to the payment of dividends in the future will depend upon, among other things, business conditions and the Company's financial condition and capital requirements, as well as any other factors deemed relevant by the Board. The Company paid an $8.0 million dividend to Canrad Delaware in September 1995 in connection with its initial public offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996, and as adjusted to give effect to the issuance and sale by the Company of 1,100,000 shares of Common Stock offered hereby, at an assumed public offering price of $16.25 per share, and the application of a portion of the net proceeds of the Offering to reduce certain of the Company's indebtedness. See "Use of Proceeds." The table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                             JUNE 30, 1996
                                                        -----------------------
                                                          ACTUAL    AS ADJUSTED
                                                        ----------- -----------
Current installments of long-term debt (1)............. $   879,860 $   272,096
                                                        ----------- -----------
Long-term debt, excluding current installments:
  7.9% IRB.............................................     282,457     282,457
  Revolving credit facility............................   7,120,000         --
  Capital lease obligations............................     443,825         --
                                                        ----------- -----------
    Total long-term debt...............................   7,846,282     282,457
                                                        ----------- -----------
Stockholders' equity:
  Preferred stock, $.01 par value--1,000,000 shares
   authorized, none issued or outstanding..............         --          --
  Common stock, $.01 par value--10,000,000 shares
   authorized, 4,399,995 shares issued and outstanding
   (5,499,995 shares as adjusted) (2)..................      44,000      55,000
  Additional paid-in capital...........................   5,011,215  21,173,965
Retained earnings......................................   1,967,282   1,967,282
                                                        ----------- -----------
    Total stockholders equity..........................   7,022,497  23,196,247
                                                        ----------- -----------
     Total capitalization.............................. $15,748,640 $23,750,800
                                                        =========== ===========

- --------
(1) See Note 5 of Notes to Consolidated Financial Statements.
(2) Excludes 434,500 shares of Common Stock reserved for issuance upon exercise of outstanding stock options under the Company's stock option plans and 298,100 shares of Common Stock issuable upon exercise of outstanding warrants and other options to purchase Common Stock. See "Management--Employee Benefit Plans" and "Description of Capital Stock-- Warrants and Options to Purchase Common Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected historical consolidated financial data of the Company as of December 31, 1992, 1993, 1994 and 1995, and for the years then ended, have been derived from the consolidated financial statements of the Company. The consolidated financial statements as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, and the report of the independent public accountants thereon, are included elsewhere in the Prospectus. The selected consolidated financial data presented as of December 31, 1991 and June 30, 1996 and for the year ended December 31, 1991 and the six months ended June 30, 1995 and 1996 have been derived from the Company's unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements for such periods include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and results of operations for these periods. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. The information should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                      SIX MONTHS
                                  YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                          --------------------------------------- -------------------
                           1991    1992    1993    1994    1995    1995      1996
                          ------- ------- ------- ------- ------- ------- -----------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME
 DATA:
Net sales...............  $16,828 $18,214 $22,631 $28,758 $38,441 $18,065   $23,858
Cost of sales...........   12,658  13,363  15,864  20,127  27,451  12,791    17,075
                          ------- ------- ------- ------- ------- -------   -------
Gross profit............    4,170   4,851   6,767   8,631  10,990   5,275     6,783
Operating expenses......    2,900   3,020   3,823   4,442   5,681   2,801     3,153
                          ------- ------- ------- ------- ------- -------   -------
Income from operations..    1,270   1,831   2,944   4,189   5,309   2,474     3,630
Interest expense........      337     316     406     239     277      42       382
                          ------- ------- ------- ------- ------- -------   -------
Income before income
 taxes..................      933   1,515   2,538   3,950   5,032   2,432     3,248
Income taxes............      414     639   1,038   1,595   1,992     981     1,281
                          ------- ------- ------- ------- ------- -------   -------
Net income..............  $   519 $   876 $ 1,500 $ 2,355 $ 3,040 $ 1,451   $ 1,967
                          ======= ======= ======= ======= ======= =======   =======
Net income per share
 (1)....................                             0.45    0.63    0.28      0.41
Weighted average number
 of shares outstanding..                            4,400   4,436   4,400     4,781
Pro forma: (2)
 Net income.............                                   $3,166            $2,182
 Net income per share...                                    $0.57             $0.37
                                       DECEMBER 31,                  JUNE 30, 1996
                          --------------------------------------- -------------------
                                                                              AS
                           1991    1992    1993    1994    1995   ACTUAL  ADJUSTED(3)
                          ------- ------- ------- ------- ------- ------- -----------
BALANCE SHEET DATA
Working capital.........  $ 2,678 $ 3,827 $ 4,773 $ 7,079 $ 8,625 $10,903   $19,512
Total assets............   10,724  11,127  15,919  16,674  19,828  22,455    30,457
Total debt (4)..........    1,255   1,160   2,317   1,607   8,059   8,726       555
Stockholders' equity
 (4)....................    5,284   6,160   7,660  10,015   5,055   7,022    23,196

- --------
(1) See Note 13 to Consolidated Financial Statements.
(2) Pro forma net income and net income per share assume (i) net proceeds from the Offering (assuming a public offering price of $16.25 per share) were available at the beginning of each period presented and the borrowings under the Norwest Facility and capital leases were repaid in full and (ii) the issuance of 1,100,000 shares of Common Stock at the beginning of each period presented.
(3) As adjusted to reflect the sale by the Company of the 1,100,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds."
(4) Total debt and stockholders' equity at December 31, 1995 reflect the Company's incurrence of $8.0 million of indebtedness under the Norwest Facility and the payment by the Company of an $8.0 million dividend to Canrad Delaware with the proceeds of such indebtedness in connection with the Company's initial public offering in September 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The following discussion and analysis contains certain forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from such forward-looking statements, including, without limitation, a lack of continued growth in the number of new motion picture screens, both domestically and internationally, and political and economic factors associated with international sales, see "Risk Factors."

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated the percentage of net sales represented by certain items reflected in the Company's statement of income:

                                                                  SIX MONTHS
                                                                  ENDED JUNE
                                  YEAR ENDED DECEMBER 31,             30,
                               ---------------------------------  ------------
                               1991   1992   1993   1994   1995   1995   1996
                               -----  -----  -----  -----  -----  -----  -----
Net sales..................... 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of sales.................  75.2   73.4   70.1   70.0   71.4   70.8   71.6
Gross profit..................  24.8   26.6   29.9   30.0   28.6   29.2   28.4
Operating expenses............  17.2   16.6   16.9   15.4   14.8   15.5   13.2
Income from operations........   7.6   10.0   13.0   14.6   13.8   13.7   15.2
Net income....................   3.1    4.8    6.6    8.2    7.9    8.0    8.2

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1995

  Net sales for the six months ended June 30, 1996 (the "1996 Period") increased 32.1% to approximately $23.9 million from approximately $18.1 million for the six months ended June 30, 1995 (the "1995 Period"). The following table sets forth net sales of theatre products and restaurant products for the respective periods:

                                                          SIX MONTHS ENDED JUNE
                                                                   30,
                                                         -----------------------
                                                            1995        1996
                                                         ----------- -----------
      Theatre Products.................................. $16,467,600 $22,698,900
      Restaurant Products...............................   1,598,200   1,159,000
                                                         ----------- -----------
      Total Net Sales................................... $18,065,800 $23,857,900
                                                         =========== ===========

  Net sales of theatre products increased approximately $6.2 million or 37.8% for the 1996 Period as compared to the 1995 Period. Net sales of commercial motion picture projection equipment increased approximately $6.1 million or 39.9%, and net sales of follow spotlights increased approximately $102,000 or 10.9%. The majority of the increase in net sales of commercial motion picture projection equipment was attributable to increased sales of such equipment to foreign customers and to domestic customers for end users expanding into foreign markets. Net sales of replacement parts increased approximately $400,000 or 17.0% for the 1996 Period as compared to the 1995 Period.

  Net sales of restaurant products decreased approximately $439,200, due in part to a loss of one customer account by one of the Company's major restaurant products customers.

  Gross profit as a percentage of net sales decreased to 28.4% for the 1996 Period from 29.2% for the 1995 Period. The decrease is primarily attributable to a greater percentage of lower margin theatre products sold in the 1996 Period as compared to the 1995 Period.

  Operating expenses increased approximately $351,300 or 12.5% for the 1996 Period as compared to the 1995 Period. However, as a percentage of net sales, such expenses decreased to 13.2% for the 1996 Period from 15.5% for the 1995 Period as a result of an increase in net sales of theatre products without a proportional significant increase in selling costs (which include advertising, travel and personnel expenses).

  Interest expense was approximately $381,800 for the 1996 Period as compared to approximately $41,400 for the 1995 Period. This increase reflects the interest expense attributable to the incurrence of $8.0 million of indebtedness in September 1995 under the Norwest Facility in connection with the Company's initial public offering. See "--Liquidity and Capital Resources."

  The effective tax rate was 39.4% for the 1996 Period as compared to the statutory rate of 34.0%. The difference relates to the effect of state income taxes and the non-deductibility of certain intangible expenses, principally goodwill.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

  Net sales for 1995 increased 33.7% to approximately $38.4 million from approximately $28.8 million for 1994. The following table sets forth comparative consolidated net sales of theatre products and restaurant products for the respective periods:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                            1994        1995
                                                         ----------- -----------
      Theatre Products.................................. $25,731,200 $35,440,400
      Restaurant Products...............................   3,027,200   3,001,000
                                                         ----------- -----------
      Total Net Sales................................... $28,758,400 $38,441,400
                                                         =========== ===========

  Net sales of theatre products increased approximately $9.7 million or 37.7% for 1995 as compared to 1994. Net sales of commercial motion picture projection equipment increased approximately $10.2 million or 43.8%, and net sales of follow spotlights decreased approximately $485,000 or 19.7%. The majority of the increase in sales of commercial motion picture projection equipment was attributable to increased sales of such equipment to foreign customers and to domestic customers for end users expanding into foreign markets. Net export sales of theatre products increased approximately $2.2 million or 35.5% as compared to 1994. Net sales of replacement parts increased from approximately $4.7 million in 1994 to approximately $4.9 million in 1995. Net sales of theatre products in 1995 includes a full year of net sales of Westrex which was acquired on December 2, 1994.

  Net sales of restaurant products remained relatively consistent between the respective periods, which is due in part to the Company's historical focus on the growth of its theatre products business.

  Gross profit as a percentage of net sales decreased to 28.6% in 1995 from 30.0% in 1994. The decrease is primarily due to a full year of net sales of Westrex, whose products have a lower gross profit margin than the Company's non-Westrex theatre products.

  Operating expenses increased approximately $1.2 million or 27.9% for 1995 as compared to 1994. However, as a percentage of net sales, such expenses decreased to 14.8% in 1995 from 15.4% in 1994 as a result of an increase in net sales of theatre products without a proportional significant increase in selling costs. In terms of the dollar increase in such expenses, 1995 includes a full twelve months of operating expenses of Westrex, and also includes amounts paid under the Company's profit sharing plan which reflects increased operating income. See Note 14 to Consolidated Financial Statements. Also included in these amounts is a management fee paid by the Company to Canrad Inc. of approximately $300,000 for 1995 and $241,200 for 1994.

  Interest expense was approximately $227,300 for 1995 as compared to approximately $238,700 for 1994. Included in interest expense for 1994 is approximately $129,700 of an allocation of interest charged by Canrad Inc. relating to the collar agreement which expired on October 2, 1994. See "-- Liquidity and Capital Resources" and Note 9 to Consolidated Financial Statements. Non-allocated interest expense increased to approximately $277,300 for 1995 from approximately $109,000 for 1994. This increase resulted from $8.0 million of indebtedness incurred in September 1995 under the Norwest Facility in connection with the Company's initial public offering.

  The effective tax rate was 39.6% for 1995 as compared to the statutory rate of 34.0%. The difference relates to the effect of state income taxes and the non-deductibility of certain intangible expenses, principally goodwill.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

  Net sales for 1994 increased 27.1% to approximately $28.8 million from approximately $22.6 million for 1993. The following table sets forth comparative consolidated net sales of theatre products and restaurant products for the respective periods:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                            1993        1994
                                                         ----------- -----------
      Theatre Products.................................. $19,581,000 $25,731,200
      Restaurant Products...............................   3,049,800   3,027,200
                                                         ----------- -----------
      Total Net Sales................................... $22,630,800 $28,758,400
                                                         =========== ===========

  Net sales of theatre products increased approximately $6.2 million or 31.4% for 1994 as compared to 1993. Net sales of commercial motion picture projection equipment increased approximately $5.9 million or 34.3%, and net sales of follow spotlights increased by approximately $212,700 or 9.5%. The majority of the increase in net sales of commercial motion picture equipment was attributable to net sales of such equipment to foreign customers and to domestic customers for end users expanding into foreign markets. Net export sales of theatre products increased by approximately $1.7 million or 39.0% from 1993. Net sales of replacement parts increased from approximately $3.8 million in 1993 to approximately $4.7 million in 1994. Net sales of theatre products in 1994 includes a full year of net sales of products of the Cinema Products Division of Optical Radiation Corporation ("ORC"), which was acquired on March 1, 1993, and the net sales of Westrex for the month of December 1994.

  Net sales of restaurant products remained relatively consistent between the respective periods, which is due in part to the Company's historical focus on the growth of its theatre products business.

  Gross profit as a percentage of net sales remained constant at 30.0% for both periods. In addition, gross profit as a percentage of net sales of theatre products and restaurant products remained consistent between the respective periods.

  Operating expenses increased approximately $619,300 or 16.2% for 1994 as compared to 1993. However, as a percentage of net sales, such expenses decreased to 15.4% in 1994 from 16.9% in 1993 as a result of an increase in net sales of theatre products without a proportional significant increase in selling costs. In terms of the dollar increase of such expenses, 1994 includes a full twelve months of operating expenses of the Cinema Products Division of ORC, and also includes amounts paid under the Company's profit sharing plan which reflects increased operating income. See Note 14 to Consolidated Financial Statements. Also included in these amounts is a management fee paid by the Company to Canrad Inc. of approximately $241,200 for 1994 and $231,400 for 1993. The 1993 period benefitted from the collection of approximately $185,000 in accounts receivable which had previously been written off as uncollectible in 1991.

  Interest expense was approximately $238,700 for 1994 as compared to approximately $405,900 for 1993. Included in interest expense is approximately $129,700 for 1994 and $212,700 for 1993 of allocations charged by Canrad Inc. relating to the collar agreement which expired on October 2, 1994. See "-- Liquidity and Capital Resources" and Note 9 to Consolidated Financial Statements. Non-allocated interest expense decreased to approximately $109,000 for 1994 from approximately $193,200 for 1993. This decrease resulted from the reduction of indebtedness incurred in connection with the acquisition of the Cinema Products Division of ORC.

  The effective tax rate was 40.4% as compared to the statutory rate of 34.0%. The difference relates to the effect of state income taxes and the non-deductibility of certain intangible expenses, principally goodwill.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to the completion of the Company's initial public offering, the Company relied upon the overall lending facility of Canrad Inc., a subsidiary of ARC and an indirect parent of the Company, for acquisition financing, which lending facility was secured in part by a lien on, and a security interest in, substantially all of the Company's assets. Coincident with the completion of its initial public offering, the Company's assets were released from securing the obligations of Canrad Inc. under such lending facility and have been used to secure the Company's obligations under the Norwest Facility. Acquisitions were financed primarily through operating loans from Canrad Inc., long-term loans from the selling companies and the Company's cash flow.

  In September 1995, the Company entered into the Norwest Facility with Norwest Bank. The Norwest Facility initially provides for a borrowing commitment of up to $10.0 million. The commitment will reduce by $500,000 on the first and second anniversary dates of such facility and $1.0 million on the third and fourth anniversary dates thereof. The entire amount outstanding under the Norwest Facility will mature on the fifth anniversary date thereof. Amounts repaid under the Norwest Facility will be available for reborrowing. Borrowings outstanding under the Norwest Facility bear interest, payable monthly, at a rate equal to Norwest Bank's National Money Market Rate, as announced from time to time (8.25% at June 30, 1996).

  Coincident with the completion of the Company's initial public offering, the Company borrowed $8.0 million under the Norwest Facility. This borrowing was applied to repay existing indebtedness owed by Canrad Inc. to Merita Bank.

  With the exception of certain manufacturing equipment subject to financing leases, substantially all of the Company's assets have been used to secure the Norwest Facility. The loan agreement governing the Norwest Facility contains certain restrictive covenants which include, among other things, a prohibition on the payment of cash dividends and requirements relating to current, debt service coverage and total debt to tangible net worth ratios and tangible net worth. The IRB, the letter of credit securing the IRB and the underwriting agreement for the Company's initial public offering also contain certain restrictive covenants which include, among other things, a prohibition on the payment of cash dividends.

  Long-term indebtedness, including the current portion, increased during 1995 by approximately $6.5 million to approximately $8.1 million at December 31, 1995 and increased during the first six months of 1996 by approximately $666,700 to approximately $8.7 million. Total indebtedness at June 30, 1996, was comprised as follows:

   $460,600     outstanding pursuant to the 7.9% IRB
   $551,600     capital lease obligations relating to manufacturing equipment bearing interest at rates between 8.125% and 9.1% payable
                through January 2001
   $93,900      non-compete agreement payable to ORC with imputed interest of
                10% maturing in March 1997
   $7.6 million outstanding pursuant to the Norwest Facility

  The principal reason for the net increase in outstanding borrowings during 1995 was the Norwest Facility. The Company borrowed $8.0 million under the facility on September 13, 1995 to repay existing indebtedness owed by Canrad Inc. to Merita Bank. As of December 31, 1995, the Company had repaid $910,000 of this facility. New long-term debt also includes a new capital lease obligation of approximately $129,000 relating to the acquisition of manufacturing equipment. In 1995, the Company repaid approximately $180,200 of principal on the IRB and $476,200 on the promissory note payable in connection with the Westrex acquisition.

  The principal reasons for the increase during the six months ended June 30, 1996 were approximately $530,000 from borrowings under the Company's revolving credit facility and a capital lease for the purchase of manufacturing equipment in the amount of approximately $382,300. These increases were offset by a payment of approximately (i) $94,100 pursuant to a non-compete agreement with ORC, (ii) $95,600 of payments made pursuant to the 7.9% Industrial Development Revenue Bond and (iii) $55,900 of payments on capital lease obligations.

  Historically, the Company has funded its working capital requirements through cash flow generated by its operations. Net cash provided (used) by operating activities for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996 was approximately $3.1 million, $3.4 million, $2.4 million and

$(63,000), respectively. For the six months ended June 30, 1995, net cash provided by operating activities was approximately $662,700. The decrease in net cash provided by operating activities was primarily due to increases in net income, inventory and trade receivables and a decrease in income taxes payable. Prior to its initial public offering, the Company did not pay quarterly estimated taxes and therefore had significantly higher cash tax payments during the six months ended June 30, 1996.

  The Company anticipates that internally generated funds, together with the proceeds of the Offering and borrowings under the Norwest Facility, will be sufficient to meet its anticipated working capital needs. The Company has no material commitments for capital expenditures. The Company expects that it will have capital expenditures of approximately $900,000 in 1996. Typically, the Company's manufacturing equipment is acquired through lease-purchase programs.

  The Company expects to spend approximately $2.0 million to expand its manufacturing facility and to purchase additional capital equipment. Such expansion is scheduled to begin in the third quarter of 1996.

  The Company does not engage in any currency hedging activities in connection with its foreign operations and sales.

SEASONALITY

  Generally, the Company's business exhibits a moderate level of seasonality as sales of theatre products typically increase during the second and fourth quarters. The Company believes that such increased sales reflect seasonal increases in the construction of new motion picture screens in anticipation of the summer and Christmas movie seasons.

INFLATION

  The Company believes that the relatively moderate rates of inflation in recent years have not had a significant impact on its net sales or profitability. Historically, the Company has been able to offset any inflationary effects by either increasing prices or improving cost efficiencies.

RECENTLY ISSUED ACCOUNTING STANDARDS

  The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" (SFAS 121). The adoption of this accounting standard did not have a material effect on the Company's consolidated financial position.

  The FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," which becomes effective for transactions entered into after December 15, 1995. The Company, as permitted by Statement No. 123, has not adopted the recognition of this statement when accounting for stock-based compensation. The Company believes any requirements in connection with such statement will not have a material effect on the Company's consolidated financial position.

PREVIOUS INTEREST COLLAR AGREEMENT

  Prior to the Company's initial public offering, the Company participated in the borrowing facility of Canrad Inc. In order to offset the negative effects that a significant rise interest rates would have had on its operations, Canrad Inc., entered into a four-year, $10.0 million London InterBank Offering Rate (LIBOR) interest collar agreement with Merita Bank, its principal lender, on October 2, 1990 (the "Collar Agreement"). In the event that LIBOR exceeded 10% during the four-year period, Merita Bank was required to reimburse Canrad Inc. an amount equal to the spread between LIBOR and 10% on the equivalent of $10.0 million. In the event that LIBOR was less than 7% during the four-year period, Canrad Inc. was required to reimburse Merita Bank the spread between LIBOR and 7% on the equivalent of $10.0 million. For the years ended December 31, 1993 and 1994, LIBOR rates were below 7%, resulting in required payments from Canrad Inc. to Merita Bank. Canrad Inc. charged the operating results of each of its subsidiaries, including the Company, with a portion of the required payments. Such charges were based upon the ratio of each subsidiary's net sales to total Canrad Inc. net sales. The Collar Agreement expired on October 2, 1994. Canrad Inc. did not purchase another interest rate swap, and the Company does not intend to purchase any interest rate swap agreement in connection with the Norwest Facility.

                                   BUSINESS

THE COMPANY

  The Company is a leading manufacturer of commercial motion picture projection and spotlight equipment. The Company believes that its commercial motion picture projectors accounted for approximately 60% of the number of such projectors sold in the U.S. in 1995 and that it is the leading provider of long-range follow spotlights in the U.S. The Company's broad range of equipment, which can fully outfit and automate a motion picture projection booth, is used by major motion picture exhibitors such as AMC Entertainment, Inc., Cinemark USA, Inc., Cineplex Odeon Corporation and Regal Cinemas, Inc. The Company's products are sold primarily through a dealer network as well as directly to motion picture exhibitors.

  The number of new movie screens has been growing as a result of construction of multiplex and megaplex movie theatres domestically and internationally. According to a published industry source, the net number of new indoor commercial motion picture screens added in the U.S. in 1995 was 1,165, representing an 11.9% greater rate of increase over the increase in 1994. The Company believes that the international market presents attractive growth opportunities for sales of its theatre products because the international market is relatively underserved with motion picture screens and the Company's international market share is relatively smaller as compared to the domestic market. The Company expects that its longstanding emphasis on strong customer relationships and its recognized brand names will assist the Company's penetration of the international market as many of its U.S.-based dealers and motion picture exhibitor customers expand internationally. The Company is seeking to continue to strengthen and develop its international presence. To better serve the fast-growing Asian market, in December 1994 the Company acquired Westrex, a Hong Kong-based dealer of commercial motion picture projection equipment.

  The Company also manufactures customized motion picture projection equipment for use in special venues, such as motion simulation rides, large screen format presentations and other forms of motion picture-based entertainment requiring visual and multi-media special effects. The Company manufactures customized equipment for customers such as Imax Corporation, Iwerks Entertainment Inc. and The Walt Disney Company for use at special venue sites such as IMAX Ridefilm Simulators, Universal Studios, The Magic Kingdom and EPCOT Center. The Company believes that its position as a fully-integrated equipment manufacturer enables it to be more responsive to its customers' specific design requirements, giving it a competitive advantage over other manufacturers who rely more on outsourced components.

  The Company's long-range follow spotlights are used in sports stadiums such as the Toronto Sky Dome, the Continental Airlines Arena in the New Jersey Meadowlands and the Sheffield Arena in the United Kingdom, for special events such as the 1996 Summer Olympics in Atlanta, and in concert tours by, among others, the Rolling Stones, R.E.M. and Pink Floyd.

  The Company also manufactures a line of commercial food service equipment which is sold primarily through a dealer network to convenience store and fast food restaurant operators and to equipment suppliers for resale on a private label basis. The Company's restaurant equipment business, which was initiated in the 1960's to supply snack stands at drive-in theatres, utilizes a manufacturing process complementary to that of its theatre products. Further, the Company believes that this business offers the potential to sell concession stand equipment to newly constructed theatres, for which it is already supplying commercial motion picture projection equipment.

  The Company's business was founded in 1932. Since that time, the Company has manufactured and supplied equipment and services to the commercial motion picture projection industry. In 1983, the Company acquired the assets of the Simplex Projector Division of the National Screen Services Corporation, thereby expanding its commercial motion picture projection equipment business. The Company further expanded its commercial motion picture projection equipment business with the 1993 acquisition of the business of the Cinema Products Division of ORC. This division designs, manufactures and sells commercial motion picture projection equipment on a worldwide basis and distributes ISCO-Optic lenses to the theatre and audio visual industries in North America. In December 1994, the Company increased its presence in the international marketplace with the acquisition of Westrex, which provides the Company with a strategic Far Eastern location and greater access to the expanding economies of the Pacific Rim.

  The Company believes that the recognized brand names of its theatre products and its customer service philosophy, combined with its ability to design, adapt and manufacture customized commercial motion picture projection equipment to its customers' specifications, have enabled the Company to anticipate its customers' needs and to develop and maintain strong customer relationships.

MOTION PICTURE EXHIBITION INDUSTRY OVERVIEW

  The motion picture theatre industry celebrated its 100th anniversary in 1995. Despite the emergence of new forms of home entertainment delivery systems, such as home video and network, syndicated, pay and direct broadcast television, attendance at motion picture theatres has been increasing recently as the public continues to recognize the advantages of viewing a movie on a large screen with superior audio-visual quality, and as a shared experience in a public forum. Moreover, increases in domestic motion picture ticket prices have historically remained below annual increases in the overall cost of living so that the movie going experience remains an inexpensive form of entertainment relative to other out-of-home entertainment options.

  At the same time, as new sources of in-home entertainment encourage motion picture exhibitors to become more consumer oriented, the Company believes that exhibitors will continue to build higher quality theatres with more screens per location. The development of multiplex theatres, which have multiple screens to provide a wider range of film choices than traditional single screen theatres, is a trend which began in the U.S. in the mid-1980s. More recently, domestic theatre exhibitors have accelerated the addition of new screens and in certain cases, have begun developing megaplex theatres, which have an even larger number of screens (17-24 screens per complex in some cases). Motion picture exhibitors are also converting theatre lobby and concession areas into restaurants and coffee bars in order to better provide for a customer's evening entertainment needs. These theatres have become anchor tenants in commercial retail locations that attract traffic in combination with restaurants and shopping centers. Further, in the domestic market, motion picture exhibitors are also introducing new motion picture-based entertainment attractions at multiplexes and megaplexes such as motion simulation rides and 3-D and 360 degree films on large screens.

  The trend toward multiplexing is also accelerating in the international marketplace. While the domestic motion picture exhibition industry continues to be the primary new distribution channel for new motion picture releases, international demand for U.S.-produced films is encouraging the production of more films each year. Increased demand is evidenced by the growth of the international motion picture exhibition industry, where the market is relatively underserved. According to industry statistics, the number of people per screen in the U.S. is approximately 9,400 as compared to 27,560, 37,840 and 71,000 in Hong Kong, Taiwan and Japan, respectively. U.S.-based exhibitors are aggressively entering the international market with plans to build modern multiplexes in response to increased movie theatre attendance. Japan, Hong Kong, Taiwan and China, as well as South America and Europe, represent attractive expansion opportunities for theatre exhibitors.

  Special venue-based entertainment is an emerging market for exhibitors. These special venues require sophisticated display equipment which provide state-of-the-art visual and multi-media experiences. Special venues include virtual reality motion simulation rides for sites such as location-based entertainment centers, shopping malls, casinos, theme parks and expositions and large screen formats for sites such as multiplexes and megaplexes, museums, zoos, national parks and theme parks.

BUSINESS STRATEGY

  The Company's business strategy is to leverage its relationships with its domestic customers to address domestic and international expansion opportunities driven by the growth in movie theatre multiplexing. Further, the Company believes that the specialty venue market presents a new, complementary market opportunity for which the Company can leverage its manufacturing expertise. The Company also believes that its replacement part sales will grow as it continues to attract new customers and serve its existing customers. The Company's key strategies are to:

  .Expand International Presence. Since the trend toward multiplexing of motion picture theatres has extended to the international market, sales of the Company's products to international end users is becoming increasingly important to the Company. Net sales to foreign customers, primarily of theatre products, increased from approximately $4.6 million in 1993 to approximately $11.3 million in 1995 (excluding sales to domestic export dealers and domestic theatre chains of products which are ultimately exported). The Company believes that its smaller international market share presents attractive growth opportunities for sales of its theatre products. The Company intends to seek a greater market share for its products internationally by working with its domestic dealers and U.S.-based motion picture exhibitor customers as they expand abroad. The Company is seeking to continue to strengthen and develop its international presence through its international dealer network. The Company's sales force will continue to travel extensively worldwide to market the Company's products. The Company believes that through these efforts it is well-positioned to expand its brand name recognition and market share internationally.

  .Emphasize Customer Service. The Company seeks to develop and maintain strong customer relationships by offering a wide variety of standardized commercial theatre and restaurant equipment, working closely with its customers to fully understand their needs and furnishing value-added services such as (i) design and engineering expertise to develop products (often designed to customer specifications) that are high-quality, reliable and innovative, (ii) prompt order fulfillment and delivery and
    (iii) after-sale technical support and emergency service. The Company further supports its products through its replacement parts business, which represents an additional source of income for the Company that will benefit from the increase in the installation of new equipment but is less dependent on new screen construction.

  .Leverage Manufacturing and Design Expertise. The Company's position as a fully integrated manufacturer enables it to develop, design and customize its products to meet customer specifications, and to respond quickly to customers' requests for replacement parts and repair. The Company believes that its manufacturing capabilities, combined with its emphasis on customer service, has contributed to retaining strong customer relationships and developing new business in its traditional theatre equipment markets. In addition, the Company's design and engineering capabilities have been an advantage in developing products for the special venue market.

  .Expand Special Venue Business. The Company believes that there is increasing consumer demand for motion simulation rides, large screen format presentations and other forms of motion picture-based entertainment which use visual special effects. The Company is seeking to become a leading provider of state-of-the-art special venue products by capitalizing on its ability to customize such products as a result of its in-house design capabilities and its integrated manufacturing operations. Although sales of special venue products currently represent only a small percentage of the Company's net sales, the Company believes that increasing public demand for such products and the increased publicity generally associated with special venue products create an attractive opportunity for future growth.

  .Explore Strategic Acquisitions. The Company continues to explore opportunities to acquire companies which complement its marketing, sales and manufacturing expertise, as well as companies which provide opportunities for geographical expansion of its dealer network.

PRODUCTS AND MARKETING

  THEATRE PRODUCTS

  Motion Picture Projection Equipment

  The Company's commercial motion picture projection equipment consists of 35mm and 70mm motion picture projectors, combination 35/70mm projectors, xenon lamphouses and power supplies, a console system combining a lamphouse and power supply into a single cabinet, soundhead reproducers and related products such as film handling equipment and sound systems. The Company's commercial motion picture projection equipment is marketed under the industrywide recognized trademarks of Strong(TM), Simplex(TM), Century(R), Optimax(R) and Ballantyne(TM). The Company's commercial motion picture projection equipment may be sold as an integrated system with other components manufactured by the Company or individually. The Company's commercial motion picture projection equipment can fully outfit and automate a motion picture projection booth.

  The Company's lamphouse consoles are unique to the industry in that they incorporate a solid state power supply which allows for a broader range of wattages, thereby reducing operating costs, as compared to inefficient copper and iron power transformers. The Company's lamphouse consoles incorporate all elements required for quality film presentations while requiring minimum booth floor space.

  The Company's film handling equipment consists of either a three- or five-deck platter and a make-up table which allow the reels of a full length motion picture to be spliced together, thereby eliminating the need for an operator to change reels during the showing of the motion picture.

  Pursuant to a distribution agreement with IscoOptic GmbH of Germany, the Company has the exclusive right to distribute ISCO-Optic lenses in North America. Under the distribution agreement, the Company's exclusive right continues through 2001, subject to the attainment of minimum sales quotas (which the Company has historically exceeded), and thereafter is automatically renewed for successive two-year periods until terminated by either party upon 12 months' prior notice. ISCO-Optic lenses have developed a reputation for delivering high image quality and resolution over the entire motion picture screen. In addition to incorporating the ISCO-Optic lenses into its own equipment, the Company distributes ISCO-Optic lenses to customers with operations in the theatre and audio visual industries. ISCO-Optic lenses have a majority market share in the U.S. commercial motion picture projector lens market and have won two Academy Awards for technical achievement.

  The Company integrates sound processors manufactured by others, such as Dolby and Ultrastereo, into its projection consoles. In addition, the Company distributes the DSS Cinema Sound Processor (the "DSS System"), which is designed as a low-cost, full-featured backup system for digital sound processors. The DSS System operates with all digital sound processors, thereby providing an analog default backup. The Company believes that the DSS System provides more features at a lower cost than competitive models.

  In 1995, one theatre products customer, National Cinema Supply, accounted for approximately 10% of the Company's total net sales. No customer accounted for 10% of the Company's net sales in 1993 or 1994.

  Replacement Parts

  The Company has a significant installed base of motion picture projectors. Although these projectors have an average useful life in excess of 20 years, periodic replacement of components is required as a matter of routine maintenance. The Company believes that growth in the installed base of commercial motion picture projectors should result in increased net sales of replacement parts for the Company's commercial motion picture projection equipment. Replacement part sales represent a recurring revenue source for the Company which is less dependent on new screen construction. Net sales of the Company's replacement parts for this equipment and long-range follow spotlights were approximately $3.8 million, $4.7 million and $4.9 million in 1993, 1994 and 1995, respectively.

  Special Venue Products

  The Company is becoming increasingly involved in the development of commercial projection equipment for incorporation into special venue products such as virtual reality motion simulation rides and large screen format presentations. The Company has sold customized commercial motion picture equipment directly to special venue customers such as The Walt Disney Company, Imax Corporation and Iwerks Entertainment, Inc. for use at special venue sites such as the Magic Kingdom, EPCOT Center, IMAX Ridefilm Simulators, Universal Studios and Busch Gardens. The Company works closely with its customers to develop, design and engineer customized projection equipment to accommodate various formats required for the special venue industry. The Company manufactures 4, 5, 8 and 10 perforation 35 mm and 70 mm projection systems for large-screen, simulation ride and planetarium applications and for other venues that require special effects. The Company's ability as a fully integrated manufacturer enables it to work closely with its customers from initial concept and design through manufacturing to the customers' specifications. The Company believes that its reputation for responsiveness and quality provides a competitive advantage in these new markets.

  Spotlights

  The Company believes that it is the leading manufacturer of long-range follow spotlights in the U.S. These spotlights are high-intensity general use illumination products designed for both permanent installations and touring applications. The Company's long-range follow spotlights consist of eight basic models ranging in output from 400 watts to 3,000 watts. The Company's 400 watt spotlight model, which has a range of 20 to 150 feet, is compact, portable and appropriate for small venues and truss mounting. The Company's 3,000 watt spotlight model, which has a range of 300 to 600 feet, is a high-intensity xenon light spotlight appropriate for large theatres, arenas and stadiums. All of the Company's long-range follow spotlights employ a variable focal length lens system which increases the intensity of the light beam as it is narrowed from flood to spot. The Company's long-range follow spotlights are marketed under the Strong(TM) trademark under recognized brand names such as Super Trouper(R), Gladiator(TM) and Roadie(TM).

  The Company sells its long-range follow spotlights through dealers to equipment rental companies, arenas, stadiums, theme parks, theatres and auditoriums. The Company's spotlight products are used in, among other venues, the Toronto SkyDome, the United Center in Chicago, the Hoosier Dome, the Continental Airlines Arena in the New Jersey Meadowlands and the Sheffield Arena in the United Kingdom, as well as at special venue sites such as the 1996 Summer Olympics in Atlanta, Georgia and in world tours by, among others, the Rolling Stones, R.E.M. and Pink Floyd.

  RESTAURANT PRODUCTS

  The Company's restaurant product line was initiated in the 1960s with the development of a pressure fryer to supply snack stands at drive-in theatres. The Company's restaurant product line consists of commercial food service equipment, principally pressure fryers, barbecue/slow roast ovens and rotisserie ovens. The Company's pressure fryers account for the majority of its commercial food service equipment net sales. The Company's restaurant product line is marketed under the Flavor Crisp(R) and Flavor Pit(R) trademarks. The Company's rotisserie oven is capable of roasting chicken or other rotisserie foods. In addition to roasting the product, the rotisserie oven displays the product as it is roasting which serves as a countertop point of sale display. The rotisserie oven employs a vertical design which enables it to fit in a limited amount of kitchen or countertop space. The Company's gas-fired pressure fryers comply with the requirements of the American Gas Association, and its electric pressure fryers and barbecue/slow cooking ovens comply with the requirements of Underwriters Laboratory.

  The Company's commercial food service equipment is supplemented by seasonings, marinades and barbecue sauces manufactured to the Company's specifications by The Golden Dipt Company and other food product contractors, and by mesquite and hickory woods, paper serving products and point of purchase displays. By offering a complete line of commercial food service equipment, such as pressure fryers, and related items, seasonings and marinades, and paper serving products, the Company is able to provide customers with a complete merchandising program which includes food preparation, presentation, promotion and packaging.

  The Company sells its restaurant product line through dealers primarily to independent convenience store/fast food restaurant operators. The Company also sells its pressure fryers to equipment suppliers directly, on a private label basis, for resale to major chains such as Pathmark and Wal-Mart for use in their delicatessens and sit-down eateries.

SALES, MARKETING AND CUSTOMER SERVICE

  The Company markets and sell its products primarily through a dealer network and directly to end users. The Company employs seven sales and marketing professionals, five customer service personnel and two technical support personnel, based in the U.S., and two sales and marketing professionals and six customer service technical support personnel based at Westrex in Hong Kong. The Company also services its customers in large part through its dealer network. Sales and marketing professionals principally develop business by maintaining regular, personal customer contact, including conducting site visits, while customer service and technical support functions are primarily centralized and dispatched when needed. The Company anticipates that it will add one to two sales and marketing professionals as it executes its international sales plan. In addition, the Company also markets its products in trade publications such as Film Journal and Box Office and by participating in annual major industry trade shows such as ShowWest in Las Vegas, ShowEast in Atlantic City, CineAsia in Singapore and Cinema Expo in Europe.

  The Company's sales and marketing professionals have extensive experience within the Company's product lines. Each of the commercial motion picture projection equipment sales and marketing professionals have at least 15 years of industry experience and have long-term relationships with many current and potential customers. By virtue of these close relationships, the Company can anticipate marketplace demand, and alter its production schedule accordingly. The Company believes its ability to anticipate and address customer needs and provide consistent high-level service, have enabled it to become the industry leader and are key areas of continuing sales and marketing focus.

  Foreign sales, primarily of theatre products, principally to customers in Canada, Mexico, Europe and Asia, were approximately $4.6 million, $6.4 million and $11.3 million for the calendar years 1993, 1994 and 1995, respectively. Such amounts do not include sales to domestic dealers of both theatre and restaurant products and theatre chains of products which are ultimately exported. See "Risk Factors--Uncertainties Regarding International Sales."

  The Company provides a warranty to end users of substantially all of its products, which generally covers a period of twelve months, but may be extended under certain circumstances and for certain products. Under the Company's warranty policy, the Company will repair or replace defective products or components at its election. Costs of warranty service and product replacements have not been material to the Company's financial results.

BACKLOG

  At December 31, 1994 and December 31, 1995, the Company had backlogs of approximately $3.2 million and $4.9 million, respectively. At June 30, 1995 and June 30, 1996, the Company had backlogs of approximately $4.9 million and $8.4 million, respectively. The Company believes that the backlog is not seasonal in nature. Such backlogs consisted of orders received with a definite shipping date. Backlog figures are not necessarily indicative of sales or income for any full twelve-month period.

MANUFACTURING

  All of the Company's manufacturing operations are conducted at its Omaha, Nebraska manufacturing facility. These manufacturing operations consist primarily of engineering, quality control, testing, material planning, machining, fabricating, assembly, and packaging and shipping. The Company believes that Omaha's central location has served to reduce the Company's transportation costs and delivery times of products to the East and West Coasts of the U.S. The Company's manufacturing strategy is to (i) minimize costs through manufacturing efficiencies, (ii) employ flexible assembly processes that allow the Company to customize certain of its products and adjust the relative mix of theatre and restaurant products to meet demand, (iii) reduce labor costs through the increased use of computerized numerical control machines for the machining of products and (iv) use outside contractors as necessary to meet increased customer demand. In order to react effectively to customer demand and to avoid shipment delays, the Company seeks to maintain an inventory of components, materials and assembled products in quantities sufficient to meet approximately four months of expected sales.

  The Company currently manufactures the majority of the components used in its products. The Company believes that its integrated manufacturing operations help to maintain the high quality of its products and its ability to customize products to customer specifications. The principal raw materials and components used in the Company's manufacturing processes include aluminum, solid state electronic sub-assemblies and sheet metal. The Company utilizes a single contract manufacturer for each of its film platters, intermittent movement components and lenses for its commercial motion picture projection equipment and aluminum kettles for its pressure fryers. Although the Company has not to date experienced any significant difficulty in obtaining these components, there can be no assurance that shortages will not arise in the future. The loss of any one or more of such contract manufacturers would have an adverse effect on the Company until alternative manufacturing arrangements could be secured. The Company is not dependent upon any one contract manufacturer or supplier for the balance of its raw materials and components. The Company believes that there are adequate alternative sources of such raw materials and components of sufficient quality and quantity. See "Risk Factors--Limited Source for Certain Components."

  The Company anticipates that the growth in its business will require expansion of its existing manufacturing facility by mid-1997. The Company intends to use approximately $2.0 million of the net proceeds from the Offering to finance this expansion, which is scheduled to begin in the third quarter of 1996, and to purchase additional capital equipment.

QUALITY CONTROL

  The Company believes that its design standards, quality control procedures, and the quality standards for the materials and components used in its products have contributed significantly to the reputation of its products for high performance and reliability. The Company has implemented a quality control program for its theatre and restaurant product lines which is designed to ensure compliance with the Company's manufacturing and assembly specifications and the requirements of its customers. Essential elements of this program are the inspection of materials and components received from suppliers and the monitoring and testing of all of the Company's products during various stages of production and assembly.

RESEARCH AND DEVELOPMENT

  The Company's ability to compete successfully depends, in part, upon its continued close work with its existing and new customers. The Company focuses its research and development efforts on the development of new products based on its customers' requirements, including the development of products used for special venues. The Company believes that the introduction of more special venue products will provide opportunity for further growth, both domestically and internationally.

COMPETITION

  Although the Company has a leading position in the domestic motion picture projection equipment market, the domestic and international markets for motion picture projection equipment are highly competitive. Major competitors for the Company's motion picture projection equipment include Christie Electric Corporation, Cinemeccanica SpA and Kinoton GmbH. In addition to existing motion picture equipment manufacturers, the Company may also encounter competition from new competitors, as well as from new types of equipment. No assurance can be given that the equipment manufactured by the Company will not become obsolete as technology advances. Certain of the Company's competitors for its motion picture projection equipment have significantly greater resources than the Company. The Company competes in the commercial motion picture projection equipment industry primarily on the basis of quality, fulfillment and delivery, price, after-sale technical support and product customization capabilities. The Company's ability as a fully integrated manufacturer enables it to work closely with its customers from initial concept and design through manufacturing to the customers' specifications.

  The markets for the Company's long-range follow spotlight and restaurant products are highly competitive. The Company competes in the long-range follow spotlight industry primarily on the basis of quality, price and product line variety. The Company competes in the restaurant products industry primarily on the basis of price and equipment design. Certain of the Company's competitors for its long-range follow spotlights and restaurant products have significantly greater resources than the Company.

PATENTS AND TRADEMARKS

  The Company owns or otherwise has rights to trademarks used in conjunction with the sale of its products. The following trademarks are considered significant in terms of the current and contemplated operations of the
Company: "Strong(TM)," "Simplex(TM)," "Century(R)," "Optimax(R)," "Ballantyne(TM)," "Super Trouper(R)," "Gladiator(TM)," "Roadie(TM)," "Flavor Crisp(R)" and "Flavor Pit(R)". These trademarks are protected by registration or common law widely throughout the world. The Company's registered trademarks expire between the years 2002 and 2008. ISCO-Optic is a trademark of IscoOptic GmbH.

  The Company believes that its success will not be dependent upon patent protection, but rather upon its scientific and engineering "know-how" and research and production techniques. To the knowledge of the Company, there are no claims or suits threatened, pending or contemplated against it for infringement of any patents or trademarks.

PROPERTIES

  The Company's headquarters and manufacturing facility are located at 4350 McKinley Street, Omaha, Nebraska, where it leases a building consisting of approximately 140,000 square feet on approximately 10.5 acres. The Company has the right to purchase the facility and the real property upon which it is located, upon its payment of the outstanding principal of accrued interest on and redemption premium applicable to the IRB, plus certain other expenses, applicable taxes and an additional nominal fee. The premises are used for offices and for the manufacture, assembly and distribution of its products. The Company intends to utilize a portion of the net proceeds of the Offering to convert 10,000 square feet of such facility which are currently unusable for manufacturing into usable space and add an additional 20,000 square feet of manufacturing space to such facility. In addition, the Company leases a sales office in San Dimas, California and a marketing, distribution and service facility in Hong Kong.

EMPLOYEES

  As of June 30, 1996, the Company had a total of 198 employees of which 3 were executive officers, 12 were managerial or supervisory personnel, 109 were manufacturing or production personnel, 12 were product engineering, design and development personnel, and 69 were administrative, sales, service or warehousing and shipping employees. The Company is not a party to any collective bargaining agreement and believes that its relationship with its employees is good.

LEGAL PROCEEDINGS

  The Company is involved from time to time in litigation arising out of its operations in the normal course of business. As of the date of this Prospectus, there were no material pending legal proceedings to which the Company was a party or to which any of its properties were subject.

ENVIRONMENTAL MATTERS

  The Company is in material compliance with Federal, state and local provisions regulating the discharge of materials into the environment or otherwise relating to protection of the environment. The Company believes that continued compliance will not have a material effect upon the future capital expenditures, earnings or competitive position of the Company. The Company does not estimate any material capital expenditures for environmental control facilities during 1996.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

                NAME                  AGE POSITION
                ----                  --- --------
Arnold S. Tenney (1).................  53 Chairman of the Board and Director
Ronald H. Echtenkamp (1).............  62 President, Chief Executive Officer and
                                           Director
John Wilmers.........................  51 Executive Vice President, Sales and
                                           Director
Colin G. Campbell (1)(2).............  40 Director
Jeffrey D. Chelin (2)................  45 Director
Marshall S. Geller...................  57 Director
Yale Richards (1)(2).................  74 Director
Brad J. French.......................  43 Chief Financial Officer, Secretary and
                                           Treasurer

- --------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

  Arnold S. Tenney has been a director of the Company since 1988 and its Chairman of the Board since 1992. Mr. Tenney has been the President and Chairman of the Board of ARC since 1978. See "Principal Stockholders." Mr. Tenney is a director and the Chairman of Cabletel, a Canadian cable television parts distribution company that is an affiliate of ARC. ARC and Cabletel are both publicly-traded companies. Mr. Tenney is also Chairman of the Board of Canrad Inc.

  Ronald H. Echtenkamp has been a director of the Company since 1993, its President since 1981 and its Chief Executive Officer since 1991. Mr. Echtenkamp joined the Company as National Sales Manager for Restaurant Products in 1969 and was appointed Vice President of Marketing for Restaurant and Theatre Products in 1979. Mr. Echtenkamp is a member of the Society of Motion Picture and Television Engineers, Motion Picture Pioneers, Nebraska Variety Club, Theatre Equipment Association, National Restaurant Association and National Food Equipment Manufacturers.

  John Wilmers has been a director of the Company since September 1995 and Executive Vice President, Sales since 1992. Mr. Wilmers joined the Company in 1981 as National Sales Manager for Theatre Products. He was promoted to Vice President in 1988. He is past President of the Theatre Equipment Association, a member of Nebraska Variety Club and a sustaining member of the Society of Motion Picture and Television Engineers.

  Colin G. Campbell has been a director of the Company since August 1995. Mr. Campbell is a self-employed businessman based in Toronto, Ontario who has provided financial advisory and consulting services through his company, The Castlestone Company, to corporate clients since September 1993. From August 1990 to August 1993, Mr. Campbell provided similar services through another consulting firm, The Highbridge Group, a company of which Mr. Campbell was an owner. Prior to becoming self-employed in August 1990, Mr. Campbell spent eleven years in various commercial and investment banking positions with several Canadian financial institutions, including Citibank Canada's venture capital subsidiary.

  Jeffrey D. Chelin has been a director of the Company since June 1995. Mr. Chelin is the Vice President-Finance and Chief Financial Officer of ARC and has served in that capacity since March 1992. From 1986 until February 1992, Mr. Chelin served as Controller and Assistant Secretary of ARC. Mr. Chelin has been a member of the board of directors of ARC since October 1986. He is responsible for the overall financial management of ARC and its subsidiaries. Mr. Chelin also serves as a director and the Treasurer and Secretary of Cabletel.

  Marshall S. Geller has been a director of the Company since January 1996. Mr. Geller is Chairman and Chief Executive Officer of Geller & Friend Capital Partners, Inc. ("Geller & Friend"), a merchant banking firm, and has served in such capacity since 1995. Mr. Geller was managing partner of Golenberg & Geller, Inc.

from 1991 through 1995. On May 31, 1995, Las Vegas Major League Sports, Inc., a corporation in which Mr. Geller was a director and a controlling shareholder, filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Geller currently serves as a director of Hexcel Corp., Players International, Inc., Styles on Video, Inc., Dycam, Inc. and Value Vision, International, Inc. Mr. Geller is a shareholder of L.H. Friend, Weinress, Frankson & Presson, Inc., one of the Underwriters of this Offering.

  Yale Richards has been a director of the Company since September 1995. Since October 1994, Mr. Richards has been a senior partner in the law firm of Marks Clare & Richards located in Omaha, Nebraska. From 1979 to September 1994 Mr. Richards was a partner in the law firm of Richards Riekes and Zabin, located in Omaha, Nebraska. Mr. Richards has been engaged in the private practice of law in Nebraska since 1947. Mr. Richards also has served as counsel to the Theatre Equipment Association since 1971.

  Brad J. French joined the Company in 1990 as Controller and was named Secretary and Treasurer in 1992. Mr. French was named Chief Financial Officer of the Company in January 1996. Prior to joining the Company, Mr. French held several accounting positions with Hanovia Lamp Inc., a subsidiary of Canrad Inc.

  Under the Company's Certificate of Incorporation, the Board is divided into three classes. Messrs. Tenney and Geller are Class I directors, Messrs. Echtenkamp, Chelin and Richards are Class II directors, and Messrs. Wilmers and Campbell are Class III directors. The terms of the Class I, Class II and Class III directors expire at the annual meeting of stockholders to be held in 1999, 1997 and 1998, respectively. Officers are elected annually by the Board and serve at the discretion of the Board.

  The managing underwriters of the Company's initial public offering have the right, until the earlier of September 9, 2000 or until the JW Charles Option (as hereinafter defined) has been exercised in full, to designate a nominee for election to the Board or, in lieu thereof, to have a representative attend all Board meetings. The Company and its current directors (except Mr. Geller), its executive officers and Canrad Delaware have agreed to vote their shares of Common Stock in favor of any such nominee. To date, no such nominee has been designated. See "Principal Stockholders--Possible Changes in Control."

BOARD POLICY REGARDING RELATED PARTY TRANSACTIONS

  The Board has adopted a policy providing that (i) any contract or transaction material to the Company, between the Company or any of its subsidiaries and ARC or any of its Affiliates, or in which ARC or any of its Affiliates has a financial interest, and any decisions regarding the modification, renewal or enforcement of the terms of any such contract or transaction, to the extent such contract or transaction is executed or such modification, renewal or enforcement is effected subsequent to July 10, 1996 or (ii) the declaration of any dividend on Common Stock of the Company subsequent to July 10, 1996, must be approved by a majority of the Company's Independent Directors. For the purpose of such policy, an Affiliate of ARC means (a) any individual corporation, partnership, association, trust, estate or other entity or organization that directly or indirectly controls, is controlled by or is under direct or indirect common control with ARC (excluding the Company or any of its subsidiaries) or (b) any officer, director or employee of ARC or any of its Affiliates (excluding the Company or any of its subsidiaries), and "Independent Director" means a director of the Company who is not an Affiliate of ARC.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company, ARC or Canrad Inc. are not compensated for serving as directors. Directors who are not employees of the Company, ARC or Canrad Inc. are paid $600 for attendance at meetings of the Board and $300 for all meetings of the Board held by teleconference. Directors of the Company are reimbursed for out-of-pocket expenses incurred in carrying out their duties as directors. Outside directors are entitled to participate in the Company's Outside Directors Stock Option Plan. See "--Employee Benefits Plans--Outside Directors Plan."

EXECUTIVE COMPENSATION

  The following table sets forth compensation paid or awarded by the Company to the executive officers of the Company during the last three years for services rendered to the Company. Mr. Tenney, Chairman of the Board of the Company, received no compensation from the Company during the last three years.

                          SUMMARY COMPENSATION TABLE

                                                    LONG TERM
                                                   COMPENSATION
                          ANNUAL COMPENSATION         AWARDS
                         ------------------------- ------------
                                                    SECURITIES
   NAME AND PRINCIPAL                               UNDERLYING    ALL OTHER
        POSITION         YEAR  SALARY      BONUS     OPTIONS    COMPENSATION(2)
   ------------------    ---- --------    -------- ------------ --------------
Ronald H. Echtenkamp,... 1995 $198,000(1) $215,000    82,500        $4,500
 President and Chief Ex- 1994  198,000(1)  175,000    25,000(3)      4,500
  ecutive Officer
                         1993  150,577      80,139       --          4,517
John Wilmers,........... 1995  135,000     100,786    44,000         4,050
 Executive Vice Presi-   1994  127,500      85,000       --          3,825
  dent, Sales
                         1993  119,423      36,000       --          3,583
Brad J. French,......... 1995   79,000      40,000    22,000         2,370
 Chief Financial         1994   75,000      35,000       --          2,250
  Officer,
 Secretary and Treasurer 1993   70,304      23,000       --          2,109

- --------
(1) Salary includes $48,000 which has been deferred pursuant to Mr. Echtenkamp's employment contract.
(2) Consists of amounts paid by the Company pursuant to the Company's Retirement and Savings Plan. See "--Employee Benefit Plans--Retirement and Savings Plan."
(3) Represents an option to purchase common shares of ARC at an exercise price of $3.00 per share until February 14, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to stock options granted to the Company's executive officers during 1995 pursuant to the Company's Stock Option Plan:

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION FOR
                                INDIVIDUAL GRANTS                                      OPTION TERM (2)
- ---------------------------------------------------------------------------------- -----------------------
                            NUMBER OF
                           SECURITIES      % OF TOTAL
                           UNDERLYING    OPTIONS GRANTED EXERCISE PRICE
                         OPTIONS GRANTED TO EMPLOYEES IN     ($/SH)     EXPIRATION
          NAME                 (#)         FISCAL YEAR        (1)          DATE       5%($)      10%($)
- ------------------------ --------------- --------------- -------------- ---------- ----------- -----------
Ronald H. Echtenkamp....     82,500           21.4%          $5.91       09-06-05  $   306,633 $   777,150
John Wilmers............     44,000           11.4            5.91       09-06-05      163,538     414,437
Brad J. French..........     22,000            5.7            5.91       09-06-05       81,769     207,218

- --------
(1) The options were granted at an exercise price equal to the fair market value of the Common Stock on the date of the grant. The options have a ten year term and vested on the date they were granted.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission (the "Commission") and are not intended to forecast possible future appreciation of the price of the Common Stock.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

  The following table sets forth certain information with respect to unexercised options during fiscal year 1995. No options were exercised during 1995.

                                 NUMBER OF SECURITIES  VALUE OF UNEXERCISED IN-
                                UNDERLYING UNEXERCISED           THE-
                                OPTIONS AT FISCAL YEAR  MONEY OPTIONS AT FISCAL
                                       END (#)               YEAR END ($)
                                ---------------------- -------------------------
                NAME                 EXERCISABLE              EXERCISABLE
      ------------------------- ---------------------- -------------------------
      Ronald H. Echtenkamp.....         82,500                  117,150
                                        25,000(1)                   --
      John Wilmers.............         44,000                   62,480
      Brad J. French...........         22,000                   31,240

- --------
(1) Represents an option to purchase common shares of ARC at an exercise price of $3.00 per share until February 14, 1998.

  Employment Contracts

  Mr. Echtenkamp is employed full-time pursuant to an employment agreement with the Company which terminates on March 31, 1997. Mr. Echtenkamp's employment agreement provides for basic annual compensation of $150,000, entitles Mr. Echtenkamp to receive up to 40% of the annual bonus pool established pursuant to the Profit Sharing Plan and provides for deferred compensation in the amount of $5,000 per month for twenty-four months after the termination of Mr. Echtenkamp's employment. The employment agreement restricts Mr. Echtenkamp from competing against the Company in the U.S. for a period of three years following the termination or expiration of such agreement and further contains certain anti-solicitation and confidentiality provisions . Following the termination of his employment, it is anticipated that Mr. Echtenkamp will be offered the opportunity to serve as Vice Chairman of the Board and as a consultant to the Company upon terms and conditions to be negotiated.

  Mr. Wilmers is employed full-time pursuant to an employment agreement with the Company. The term of such agreement expires in October 1997 and thereafter renews automatically for additional one year periods unless terminated as provided in such agreement. Upon the sale of the Company, whether by a sale of stock or assets, the employment agreement is automatically extended for a period ending five years from the date of such sale. Mr. Wilmers' current base level of compensation is $135,000. The employment agreement restricts Mr. Wilmers from competing against the Company in the U.S. for a period of three years following the termination or expiration of such agreement and further contains certain anti-solicitation and confidentiality provisions.

EMPLOYEE BENEFIT PLANS

  Profit Sharing Plan

  Messrs. Echtenkamp, Wilmers and French participate in a management and sales bonus plan (the "Profit Sharing Plan") pursuant to which such employees are entitled to earn cash bonuses if the Company achieves specific levels of operating profit that are established by the Board. The calculation of the annual bonus pool is subject to the approval of the Board or the Compensation Committee of the Board. The distribution of the pool among members of management is at the sole discretion of Mr. Echtenkamp, the Company's President and Chief Executive Officer. Currently, Mr. Echtenkamp is entitled to receive no more than 40% of the pool and each participant may not receive an amount in excess of 150% of such participant's base salary. Amounts paid to Messrs. Echtenkamp, Wilmers and French pursuant to the Profit Sharing Plan are included in the Summary Compensation Table.

  Retirement and Savings Plan

  Effective January 1, 1987, the Company adopted a Retirement and Savings Plan (the "Retirement and Savings Plan"), which is a combination savings and profit sharing plan designed to qualify under Section 401 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), including the provisions of
Section 401(k). All full-time employees of the Company who are at least twenty-one years old and who have completed one year of service are eligible to participate in the Retirement and Savings Plan. Each participant may contribute an amount up to 6% of such participant's salary to the matching portion of the Retirement and Savings Plan, and such participant may make supplemental contributions up to an additional 9% of such participant's salary. These supplemental contributions are not eligible for matching contributions from the Company. The Company's matching contribution is $0.50 for each dollar contributed by the participant to the matching portion of the Retirement and Savings Plan. In addition, the Company may elect, at the discretion of the Board, to contribute an additional amount. All contributions to the Retirement and Savings Plan are nonforfeitable. For 1995, no participant was permitted to contribute more than $9,240 to the Retirement and Savings Plan.

  Benefits may be distributed to participants or their beneficiaries, as the case may be, in the event of a participant's death, retirement or other termination of service, or, if the participant so requests, on reaching age 59 1/2. Participants may be eligible to withdraw benefits in case of hardship.

  Contributions to the Plan made by the Company on behalf of Messrs. Echtenkamp, Wilmers and French are included in the Summary Compensation Table.

  Stock Option Plan

  In September 1995, the Company adopted a stock option plan which provides for the granting of incentive stock options ("ISOs") within the meaning of
Section 422 of the Code and for the granting of non-qualified stock options ("NQSOs") to employees, officers and directors and such other persons rendering substantial services to the Company and its subsidiaries (the "Stock Option Plan"). Only employees of the Company or any of its subsidiaries are eligible to receive ISOs. The Company has reserved for issuance 440,000 shares of Common Stock under the Stock Option Plan (subject to adjustment as described below).

  The Stock Option Plan is administered by a committee (the "Stock Option Plan Committee") consisting of not less than a number of "disinterested persons" (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who are also "outside directors" (within the meaning of Section 162(m) of the Code) so as to qualify the Stock Option Committee to administer the Stock Option Plan as contemplated by Rule 16b-3 and Section 162(m), respectively. The members of the Stock Option Plan Committee are not permitted to participate in the Stock Option Plan.

  Subject to the express terms of the Stock Option Plan, the Stock Option Plan Committee has the authority to administer the Stock Option Plan in its sole and absolute discretion, including, but not limited to, the authority to construe and interpret the Stock Option Plan and the authority to determine the eligible individuals who shall be granted options and the number of options to be granted, the vesting period, if any, for all options granted, the date on which any option becomes first exercisable, the number of shares of Common Stock subject to each option, the exercise price for the shares of Common Stock subject to each option and whether the option to be granted is an ISO or a NQSO.

  The per share exercise price of ISOs granted under the Stock Option Plan cannot be less than the fair market value of a share of Common Stock on the date of grant (110% of fair market value in the case of an ISO granted to any person who, at the time the ISO is granted, owns (or is considered as owning within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting powers of all classes of stock of the Company or any parent or subsidiary (a "10% Owner")). With respect to NQSOs, the per share exercise price will be determined by the Stock Option Plan Committee on the date of grant, but will not be less than 85% of the fair market value of a share of Common Stock on the date of grant. Each option shall vest and become first exercisable as determined by the Stock Option Plan Committee. The terms of options granted under the Stock Option Plan may not exceed ten years (or five years for any incentive stock option granted to a 10% Owner).

  In the event of a Change of Control (as defined in the Stock Option Plan), unless otherwise determined by the Stock Option Plan Committee at the time of grant or by amendment (with the holder's consent) of such grant, all options not vested on or prior to the effective time of any such Change of Control shall immediately vest as of such effective time. The Stock Option Plan Committee in its discretion may make provisions for the assumption of outstanding options, or the substitution for outstanding options of new incentive awards covering the stock of a successor corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices so as to prevent dilution or enlargement of rights. The Stock Option Plan contains customary anti-dilution provisions which provide that in the event of a recapitalization, a change in the outstanding capital stock of the Company or certain other events, an adjustment shall be made, as determined by the Stock Option Plan Committee in its sole discretion, in the aggregate number of shares of Common Stock available for issuance under the Stock Option Plan, the number of shares of Common Stock available for any individual awards, and the number and exercise price of shares of Common Stock subject to outstanding options under the Stock Option Plan.

  Options granted under the Stock Option Plan are not assignable or transferable except by will or the laws of descent and distribution. The Stock Option Plan may be amended, suspended or terminated by the Board, except that:
(i) any revision or amendment that would cause the Stock Option Plan to fail to comply with Rule 16b-3 of the Exchange Act, Sections 422 or 162(m) of the Code or any other requirement of applicable law or regulation if not approved by stockholders shall not be effective until such stockholder approval is obtained; and (ii) no such action may impair rights under a previously granted option unless consented to in writing by such option holder. No options may be granted under the Stock Option Plan after its tenth anniversary but options theretofore granted may extend beyond such date.

  Outside Directors Plan

  In September 1995, the Company adopted an outside directors stock option plan (the "Outside Directors Plan") which provides for the granting of NQSOs to each director of the Company who: (i) is neither an employee nor an officer of the Company or any subsidiary or affiliate of the Company on the date of the grant of an option; and (ii) has not elected to decline to participate in the Outside Directors Plan pursuant to an irrevocable one-time election made within 30 days after first becoming a director. Three directors currently qualify as participants under the Outside Directors Plan. The Company has reserved for issuance 110,000 shares of Common Stock under the Outside Directors Plan (subject to adjustment as described below).

  The Outside Directors Plan is administered by a committee (the "Outside Directors Plan Committee") currently consisting of two individuals, Messrs. Chelin and French. Members of the Outside Directors Plan Committee are not entitled to participate in the Outside Directors Plan. Subject to the limits imposed by the terms of the Outside Directors Plan, the Outside Directors Plan Committee has the power to administer the Outside Directors Plan in its sole and absolute discretion; provided, however, that the Outside Directors Plan Committee has no authority to grant NQSOs, to determine the number of shares of Common Stock subject to NQSOs or the price at which each share of Common Stock covered by a NQSO may be purchased pursuant to the Outside Directors Plan.

  Pursuant to the terms of the Outside Directors Plan, amendments to which were approved June 11, 1996, any person who is a non-employee director after the effective date of the Outside Directors Plan shall be granted NQSOs to purchase 16,500 shares of Common Stock (subject to adjustment as described below) on the business day following such effective date. With respect to any non-employee director who first becomes a member of the Board after the effective date of the Outside Directors Plan, NQSOs shall be granted to purchase 16,500 shares of Common Stock on the business day following his election to the Board. Additional NQSOs to purchase 16,500 shares of Common Stock will be granted automatically to each non-employee director on the next business day after the third consecutive Annual Meeting of the Company's Shareholders ("Annual Meeting") following his initial election to the Board and on the next business day after every third Annual Meeting thereafter, provided that the non-employee director is a member of the Board on the date of such grant. NQSOs shall be granted in the aforesaid manner until the date on which shares of Common Stock available for grant shall no longer be sufficient to permit grants of NQSOs covering 16,500 shares of Common Stock to be made to each non-employee director entitled to a grant as of such date, in which event the shares of Common Stock then available for grant shall be allocated on a pro rata basis among the non-employee directors entitled to a grant of NQSOs as of such date. All NQSOs granted to non-employee directors vest and become first exercisable at the rate of (i) 5,500 shares of Common Stock on the next succeeding business day following such non-employee director's initial election to the Board and (ii) 5,500 at the next business day after each Annual Meeting thereafter. Each NQSO will have a term of five years from the date of grant and will have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant. This provision may not be amended more than once every six months, other than to comply with changes in the Code or ERISA.

  In the event of a Change of Control (as defined in the Outside Directors
Plan), unless otherwise determined by the Outside Directors Plan Committee at the time of grant or by amendment (with the holder's consent) of such grant, all NQSOs not vested on or prior to the effective time of any such Change of Control shall immediately vest as of such effective time. The Outside Directors Plan Committee in its discretion may make provisions for the assumption of outstanding NQSOs, or the substitution for outstanding NQSOs of new incentive awards covering the stock of a successor corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices so as to prevent dilution or enlargement of rights; provided, however, that no such adjustment shall be made if the adjustment would cause the Outside Directors Plan to fail to comply with the "formula award" exception, as set forth in Rule 16b-3(c)(2)(ii) under the Exchange Act, for grants of NQSOs to non-employee directors. The Outside Directors Plan contains customary anti-dilution provisions which provide that in the event of any recapitalization, change in the Company's outstanding capital stock, or certain other events, an adjustment shall be made, as determined by the Outside Directors Plan Committee in its sole discretion, in the aggregate number of shares of Common Stock available for issuance under the Outside Directors Plan, the number of shares of Common Stock available for any individual awards, and the number and exercise price of shares of Common Stock subject to outstanding NQSOs under the Outside Directors Plan, provided, however, that no such adjustment shall be made if the adjustment would cause the Outside Directors Plan to fail to comply with the "formula award" exception, as set forth in Rule 16b-3(c)(2)(ii) under the Exchange Act.

  NQSOs are not assignable or transferable except by will or the laws of descent and distribution. The Outside Directors Plan may be amended, suspended or terminated by the Board, except that: (i) any revision or amendment that would cause the Outside Directors Plan to fail to comply with Rule 16b-3 of the Exchange Act or any other requirement of applicable law or regulation if not approved by stockholders shall not be effective until stockholder approval is obtained; and (ii) no such action may impair rights under a previously granted NQSO unless consented to in writing by such option holder. No options may be granted under the Outside Directors Plan after its tenth anniversary but NQSOs theretofore granted may extend beyond such date.

  Employee Stock Purchase Plan

  In October 1995, the Company adopted an employee stock purchase plan (the "Employee Stock Purchase Plan") which qualifies as an "employee stock purchase plan" under Section 423 of the Code. The purpose of the Employee Stock Purchase Plan is to provide a method by which employees may purchase shares of Common Stock on a discounted basis through payroll deductions. The Company has reserved for issuance 275,000 shares of Common Stock under the Employee Stock Purchase Plan (subject to adjustment as described below). All employees of the Company whose customary employment is twenty hours or more per week and who have been in the continuous employ of the Company for at least ninety days are eligible to participate in the Employee Stock Purchase Plan. Notwithstanding the foregoing, employees who own 5% or more of the Common Stock of the Company are not eligible to participate in the Employee Stock Purchase Plan.

  The Employee Stock Purchase Plan will be comprised of five consecutive twelve-month offering periods (each, an "Offering Period"), each commencing on the first business day in November for each of the years 1995 through 1999 and ending on the last business day in October for each of the years 1996 through 2000. At the end of each Offering Period, each eligible employee who has elected to participate in the Employee Stock Purchase Plan shall receive shares of Common Stock in an amount determined by dividing the employee's accumulated payroll deductions made during the Offering Period (which deductions are restricted to a maximum of ten percent (10%) of an employee's salary) by 85% of the average high and low market prices of a share of Common Stock on the AMEX on the first day or the last day of the Offering Period, whichever is lower. The maximum number of shares that may be purchased by an employee in any Offering Period is 1,100 (subject to adjustment as described below).

  The Employee Stock Purchase Plan is administered by a committee (the "Employee Stock Purchase Plan Committee") consisting of no less than two members of the Board. Members of the Employee Stock Purchase Plan Committee who are eligible employees will be permitted to participate in the Employee Stock Purchase Plan. The Employee Stock Purchase Plan contains customary anti-dilution provisions which provide that in the event of a recapitalization, a change in the outstanding capital stock of the Company and certain other events, an adjustment shall be made, as determined by the Employee Stock Purchase Plan Committee, in the number and/or kind of shares which are subject to purchase under outstanding options, the stock price applicable to such outstanding options, and the number and/or kind of shares which may be offered in each subsequent Offering Period.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of July 9, 1996, information regarding the beneficial ownership of the Company's Common Stock by: (i) all persons known by the Company to own beneficially more than 5% of its outstanding Common Stock; (ii) each director and executive officer of the Company; and
(iii) all directors and executive officers of the Company as a group.

                             SHARES
  NAME AND ADDRESS OF     BENEFICIALLY       PERCENT OF CLASS     PERCENT OF CLASS
    BENEFICIAL OWNER        OWNED (1)      PRIOR TO OFFERING (2) AFTER OFFERING (2)
  -------------------     ------------     --------------------  -----------------
ARC International Corpo-
 ration.................   2,882,000 (3)           65.5%                52.4%
 4000 Chesswood Drive
 Downsview, Ontario
 Canada M3J 2B9
Arnold S. Tenney........     122,650 (4)            2.7                  2.2
Ronald H. Echtenkamp....      96,800 (5)            2.2                  1.7
John Wilmers............      47,500 (6)            1.1                    *
Colin G. Campbell.......      11,000 (7)              *                    *
Jeffrey D. Chelin.......      16,500 (8)              *                    *
Marshall S. Geller......      76,560 (9)            1.7                  1.4
Yale Richards...........      13,200 (10)             *                    *
Brad J. French..........      24,200 (11)             *                    *
All Directors and Execu-
 tive Officers as a
 group
 (8 persons)............     408,410 (12)           8.6                  7.0

- --------
*  Less than 1%
 (1) In connection with the Company's initial public offering, Canrad Delaware and Messrs. Tenney, Echtenkamp, Wilmers, Campbell, Chelin and Richards entered into an agreement with the managing underwriters of such offering to vote, during the two-year period ending September 12, 1997, all shares of voting capital stock of the Company beneficially owned by him or it in the same proportion as the votes cast by persons other than such named persons voting shares of the same class or series with respect to any liquidation, merger or business combination in which the Company is not the surviving entity, or the sale by the Company of all or substantially all of its assets.
 (2) Based upon 4,399,995 shares of Common Stock outstanding prior to the Offering and 5,499,995 shares of Common Stock outstanding after the Offering. Each named person and all directors and executive officers as a group are deemed to be the beneficial owners of shares of Common Stock that may be acquired within 60 days upon exercise of stock options. Accordingly, the number of shares and percentage set forth next to the name of such person and all directors and executive officers as a group include the shares of Common Stock issuable upon presently exercisable stock options. However, the shares of Common Stock so issuable upon such exercise by any such person are not included in calculating the percentage of Common Stock beneficially owned by any other stockholder.
 (3) Such shares are owned directly by Canrad Delaware, an indirect wholly-owned subsidiary of ARC. Includes 132,000 shares subject to the JW Charles Option (as hereinafter defined).
 (4) Includes 27,500 shares of Common Stock held indirectly by Mr. Tenney through Arnmart Investments Limited, a corporation controlled by Mr. Tenney and members of his family, 11,000 shares of Common Stock owned directly by Mr. Tenney, 1,650 shares owned indirectly by Mr. Tenney through his wife and 82,500 shares purchasable pursuant to presently exercisable stock options. Does not include 2,882,000 shares owned beneficially by ARC.
 (5) Includes 14,300 shares of Common Stock owned directly by Mr. Echtenkamp and 82,500 shares purchasable pursuant to presently exercisable stock options.
 (6) Includes 3,500 shares of Common Stock owned directly by Mr. Wilmers and 44,000 shares purchasable pursuant to presently exercisable stock options.
 (7) Includes 11,000 shares purchasable pursuant to presently exercisable stock options.
 (8) Includes 16,500 shares of Common Stock purchasable pursuant to presently exercisable stock options.
 (9) Includes 10,560 shares of Common Stock held directly by Mr. Geller, 55,000 shares issuable upon exercise of an option granted to Geller & Friend of which Mr. Geller is CEO and Chairman and 11,000 shares purchasable pursuant to presently exercisable stock options.
(10) Includes 2,200 shares owned directly by Mr. Richards and 11,000 shares purchasable pursuant to presently exercisable stock options.
(11) Includes 2,200 shares of Common Stock owned directly by Mr. French and 22,000 shares purchasable pursuant to presently exercisable stock options.
(12) Includes 72,910 shares of Common Stock owned by directors and executive officers and 335,500 shares purchasable pursuant to presently exercisable stock options.

POSSIBLE CHANGES IN CONTROL

  Currently, ARC beneficially owns a majority of the Company's outstanding Common Stock. Subsequent to the Offering, ARC will continue to beneficially own 52.4% of the Company's outstanding Common Stock (50.9% if the Underwriters' over-allotment option is exercised in full) and will continue to control the Company. However, as a result of the arrangements described below, as well as the potential exercise of outstanding options and warrants to purchase Common Stock, ARC may in the future own beneficially less than a majority of the Common Stock, and may no longer control the Company. See "Description of Capital Stock--Warrants and Options to Purchase Common Stock."

  In connection with the Company's initial public offering, Canrad Delaware granted options to the representatives of the underwriters of the Company's initial public offering (the "JW Charles Option") to purchase from Canrad Delaware up to an aggregate of 132,000 shares of Common Stock at an exercise price per share of $7.21, subject to adjustments for stock dividends, stock splits, reclassifications, reorganizations, consolidations, mergers or similar events. The JW Charles Option is exercisable from September 6, 1996 until September 6, 2000. The Company has agreed to register under the Securities Act the resale of the Common Stock underlying the JW Charles Option. See "Shares Eligible For Future Sale."

  The shares of Common Stock beneficially owned by ARC, and held directly by Canrad Delaware, are pledged to Merita Bank to secure Canrad Inc.'s obligations under the Canrad Credit Facility. If one or more events of default shall have occurred and be continuing under the Canrad Credit Facility, Merita Bank has certain rights as a secured creditor under the terms of the Canrad Credit Facility to vote and to sell or otherwise dispose of all or any portion of such shares in accordance with applicable law.

                             CERTAIN TRANSACTIONS

MANAGEMENT AGREEMENT

  The Company is a party to a management agreement (the "Management Agreement") with Canrad Inc., a subsidiary of ARC, pursuant to which Canrad Inc. provides services to the Company relating to overall management and strategic planning and direction, banking negotiations, treasury functions, investor relations, securities regulatory compliance, employee and general business insurance programs and asset acquisitions and sales. Pursuant to the Management Agreement, Canrad Inc. also makes available to the Company the services of Arnold S. Tenney, as Chairman of the Board. The Management Agreement provides that Mr. Tenney will share primary responsibility with the Company's Chief Executive Officer with respect to overall management and strategic planning and direction, the identification, analysis and consummation of acquisitions and investor relations. As compensation for its services, Canrad Inc. is entitled to receive a monthly fee of $25,000 and reimbursement for its identifiable reasonable out-of-pocket expenses incurred in connection with the performance of services under the Management Agreement. The Management Agreement provides for an initial term of five years and thereafter is automatically renewed for successive one-year periods until terminated by either party upon 90 days' prior notice. During the initial term of the Management Agreement, which expires on September 12, 2000, the payment terms thereof may not be amended without the consent of the managing underwriters of the Company's initial public offering.

CANRAD DIVIDEND

  Concurrently with the Company's initial public offering in September 1995, the Company paid a cash dividend of $8.0 million to Canrad Delaware, an indirect subsidiary of ARC and the Company's former sole stockholder, which amount was used to repay Canrad Inc.'s outstanding indebtedness under its revolving credit facility with Merita Bank.

THE GELLER OPTION

  The Company has granted to Geller & Friend an option to purchase 55,000 shares of Common Stock at a per share exercise price of $6.59 as consideration for strategic financial services provided to the Company by

Geller & Friend. The option is currently exercisable and expires on December 22, 2000. Mr. Geller, a director of the Company, is Chairman and Chief Executive Officer of Geller & Friend Capital Partners, Inc. and is a shareholder of L.H. Friend, Weinress, Frankson & Presson, Inc., one of the Underwriters of this Offering. See "Description of Capital Stock--Warrants and Options to Purchase Common Stock."

INSURANCE COVERAGE

  The Company is included in group health and business insurance programs maintained by ARC and Canrad Inc. for all companies controlled by ARC and Canrad Inc. The group health insurance plan is a self-insured minimum premium plan that is administered through the Connecticut General Life Insurance Company. The group health insurance plan provides for specific stop loss coverage in the amount of $75,000 per employee per plan year and aggregate stop loss based upon the head count of those covered under the plan, including the Company's employees and certain ARC retirees. The aggregate stop loss level for the group health insurance plan for the May 1, 1996 to April 30, 1997 plan year is approximately $915,000. The Company is charged premiums which are a set dollar amount based on its monthly head count for the minimum premium, stop loss and plan administration portions of the program and its aggregate salary for long-term disability and term life coverage. The Company is also charged for its claims incurred pursuant to the program.

  The business insurance program provides coverage for workers' compensation and employers liability, general liability, including products and completed operations, property, automobile, umbrella and directors and officers liability. The Company's portion of the business insurance premium is calculated and charged to operations based upon its allocated share of the coverage provided to that of the entire Canrad Inc. group. Such allocations are based primarily upon aggregate payrolls, net sales, asset values and number of automobiles. Most of the policies require annual audit and adjustment of deposit premiums for differences between estimated values upon which deposit premiums have been calculated and actual results. An additional premium is assessed in circumstances where actual values exceed estimated values and a premium credit is issued for instances where the estimated values exceed the actual values.

INTERCOMPANY PAYABLE

  The Company, through its intercompany account with Canrad Inc., borrowed $2.9 million in 1993 for its acquisition of the Cinema Products Division of ORC, and its operations have been charged, for certain allocated expenses, including management fees, interest expense and income taxes, totalling approximately $1.5 million, $1.9 million and $1.5 million for the years ended December 31, 1993, 1994 and 1995, respectively. In addition, the intercompany account was charged for the Company's pro rata share of the cost of certain services that have been purchased on a consolidated basis, including health and business insurance and certain professional services. The Company reimburses these items using cash generated from its operations.

OTHER

  Yale Richards, a director of the Company, is a senior partner of Marks Clare & Richards, a law firm which performs legal services for the Company from time to time.

                         DESCRIPTION OF CAPITAL STOCK

  The total number of shares the Company is authorized to issue is 11,000,000, consisting of 10,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of July 9, 1996, there were 4,399,995 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

  The Delaware General Corporation Law provides that stockholders may take action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. Upon completion of this Offering, ARC will beneficially own 52.4% of the outstanding Common Stock (50.9% if the Underwriters' over-allotment option is exercised in full). Accordingly, ARC will be in a position to control the voting results of certain actions required or permitted to be taken by stockholders of the Company, including the election of directors without the holding of a meeting. Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, the Company will be required to send each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

WARRANTS AND OPTIONS TO PURCHASE COMMON STOCK

  As partial consideration for providing certain financial assistance in connection with the Company's acquisition of the Cinema Products Division of ORC, on September 12, 1995, the Company issued to Merita Bank a warrant (the "Merita Warrant") to purchase up to 215,600 shares of Common Stock at a per share exercise price equal to $5.91. The Merita Warrant first becomes exercisable on October 12, 1996 and expires on September 12, 2000. The Company has granted Geller & Friend an option to purchase 55,000 shares of Common Stock at an exercise price of $6.59 per share as consideration for strategic financial services provided to the Company by Geller & Friend. The option is currently exercisable and terminates on December 22, 2000. The Company has granted to Jaffoni & Collins Incorporated an option to purchase 27,500 shares of Common Stock at an exercise price of $6.36 per share as consideration for investor relations and financial relations services provided to the Company. The option vests on a pro rata basis over the 12 month period beginning on September 19, 1995 and ending on August 19, 1996. The option terminates on October 7, 1999. See "Certain Transactions--The Geller Option" and "Shares Eligible for Future Sale."

PREFERRED STOCK

  The Board is authorized, without further approval or action by the stockholders, to issue shares of Preferred Stock in one or more series and to determine the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and number of shares constituting any series of Preferred Stock or the designation of such series.

  The rights of the holders of Common Stock will generally be subject to the prior rights of the holders of any outstanding shares of Preferred Stock with respect to dividends, liquidation preferences and other matters. Among other things, the Preferred Stock could be issued by the Company to raise capital or finance acquisitions. The Preferred Stock could have certain anti-takeover effects under certain circumstances. The issuance of shares of Preferred Stock could enable the Board to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company or creating a class or series of Preferred Stock with class voting rights.

  The Company has no current plans to issue any shares of its Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless: (i) the transaction resulting in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction which makes it an interested stockholder (excluding shares owned by directors who are also officers, and excluding certain employee stock option plans); and (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Except as otherwise specified in Section 203, an "interested stockholder" is defined as (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, (b) any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, or
(c) the affiliates and associates of any such person. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers. Under Delaware law, the Company could have opted out of Section 203 but elected to be subject to its provisions.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  Classified Board of Directors. The Company's Certificate of Incorporation and By-Laws provide that the Board shall be divided into three classes of directors serving staggered terms. One class of directors will be elected at each annual meeting of stockholders for a three-year term. See "Management-- Directors and Executive Officers." Thus, at least two annual meetings of stockholders, instead of one, generally will be required to change the majority of the Board. Directors can be removed from office only for cause and only by the affirmative vote of at least 66 2/3% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. Vacancies on the Board may be filled only by the remaining directors and not the stockholders. The foregoing provisions may have the effect of making it more difficult to acquire control of the Company by means of a hostile tender offer, open market purchases, a proxy contest or otherwise.

  Requirements for Advance Notification of Stockholder Nomination and Proposals. The Company's By-Laws require 60 to 90 days' notice to the Company with regard to stockholder proposals and the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors. Such notice must provide specified information, including information regarding the ownership of Common Stock by the person giving the notice, information regarding the proposal or the nominees and information regarding the interest of the proponent in the proposal or the nominations.

  Special Meetings of Stockholders. The Company's Certificate of Incorporation and By-Laws provides that special meetings of stockholders of the Company may only be called by the Chairman of the Board, the President or a majority of the then authorized number of directors. This provision precludes stockholders from calling a special meeting and taking actions opposed by the Board.

  Limitation of Director Liability. The Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, under current Delaware law, a director will not be personally liable for monetary damages for breach of the director's fiduciary duty of care as a director, except liability (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability arising under
Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law) or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

  Supermajority Provisions. The Company's Certificate of Incorporation provides that the vote of the Board or the affirmative vote of at least 66 2/3% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, is required to amend, repeal or alter any of the Company's By-Laws or the foregoing provisions contained in the Company's Certificate of Incorporation.

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, LLC whose address is 120 Broadway, 13th Floor, New York, New York 10274.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock or the Company's ability to raise additional capital through sales of its equity securities. Upon completion of this Offering, in addition to the 1,518,000 shares of Common Stock sold in the Company's initial public offering and the 1,100,000 shares offered hereby, the Company will have: (i) 2,882,000 shares owned by Canrad Delaware; (ii) 550,000 shares of Common Stock reserved for issuance upon the exercise of options under the Stock Option Plan and the Outside Directors Plan, of which 434,500 are subject to options outstanding as of the date of this Prospectus; (iii) an aggregate of 298,100 shares of Common Stock issuable pursuant to the Merita Warrant, the Geller Option and the Jaffoni Option and (iv) 275,000 shares of Common Stock reserved for issuance pursuant to the Employee Stock Purchase Plan, none of which have been issued as of the date of this Prospectus. In addition, 132,000 shares of Common Stock owned by Canrad Delaware are subject to the JW Charles Option. Of these shares outstanding or subject to outstanding options, 2,717,000 will be immediately eligible for resale in the public market without restriction under the Securities Act. All of the 2,882,000 shares owned by Canrad Delaware (other than the 132,000 shares subject to the JW Charles Option) and the 335,500 shares subject to outstanding vested options granted to directors and executive officers of the Company are eligible for resale in the public market subject to compliance with the applicable provisions of Rule 144 under the Securities Act.

  All of the shares owned by Canrad Delaware, 72,910 shares currently owned by officers and directors of the Company, 335,500 shares issuable to officers and directors of the Company pursuant to the Company's stock option plans and 298,100 shares issuable pursuant to outstanding warrants and other options are subject to "lock-up" agreements under which such holders have agreed not to sell or otherwise dispose of such securities without the prior consent of Cowen & Company for a period of 90 days after the date of the final Prospectus.

  In general, under Rule 144 as currently in effect, a stockholder, including an "affiliate" of the Company as that term is defined in Rule 144 ("Affiliate"), who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (55,000 shares immediately after this Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under

Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144. The Commission has proposed an amendment to Rule 144 which would reduce by one year the holding period for shares subject to Rule 144 to be eligible for sale in the public market.

  The Company has filed registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the Stock Option Plan, the Outside Directors Plan and the Stock Purchase Plan. Shares issued upon the exercise of stock options will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the "lock-up" agreements noted above.

  All of the shares of Common Stock owned by Canrad Delaware as well as the stock of certain other subsidiaries of ARC (including Cabletel) have been pledged to Merita Bank to secure indebtedness of Canrad Inc. under the Canrad Credit Facility. The Company has been advised by Canrad Delaware that, as of June 30, 1996, the principal amount of indebtedness outstanding under the Canrad Credit Facility was approximately $5.5 million. In the event of a default under the Canrad Credit Facility, Merita Bank has certain rights as a secured creditor under the terms of the Canrad Credit Facility to vote and to sell or otherwise dispose of the pledged shares, including all or a portion of the shares of Common Stock. Although such shares are subject to the "lock-up" agreements, Cowen & Company has agreed to consent to sales thereof by Merita Bank in the event of a default under the Canrad Credit Facility.

  The holder of the Merita Warrant or of the 215,600 shares of Common Stock issuable upon exercise of the Merita Warrant (the "Merita Shares"), has the right, subject to certain exceptions and limitations, on one occasion after October 12, 1996, to demand registration of the Merita Shares under the Securities Act. In addition, in the event the Company proposes to register any of its securities under the Securities Act, such holder will have the right, subject to certain exceptions and limitations, to have the Merita Shares included in the registration statement filed by the Company. The Company has agreed that, in the event of any registration of the Merita Shares, it will pay certain expenses associated therewith and indemnify the holder thereof and certain related persons against liabilities incurred in connection with such registration, including liabilities arising under the Securities Act. The holders of the JW Charles Option or of the 132,000 shares of Common Stock purchasable thereunder have the right, subject to certain exceptions and limitations, on two occasions after September 6, 1996, to demand registration of such shares under the Securities Act. In addition, such holders have the right, subject to certain exceptions and limitations, to include their shares in registration statements filed by the Company at any time during the seven years following September 6, 1995. The Company and Canrad Delaware have agreed to pay certain expenses associated therewith and indemnify the holders thereof and certain related persons against liabilities incurred in connection with such registration, including liabilities arising under the Securities Act. Geller & Friend is entitled to demand on two separate occasions during the five years following December 22, 1995 that the Company register under the Securities Act the shares of Common Stock issuable pursuant to the option granted by the Company to Geller & Friend, subject to certain blackout periods. See "Description of Capital Stock--The Geller Option." By exercising their registration rights, subject to certain limitations, such holders could cause their shares to be registered and sold in the public market.

  The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital or make acquisitions through an offering of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of an underwriting agreement dated as of the date hereof (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, for whom Cowen & Company and L.H. Friend, Weinress, Frankson & Presson, Inc. are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite the name of such Underwriters below:

                                                                     NUMBER OF
                                                                     SHARES OF
      NAME                                                          COMMON STOCK
      ----                                                          ------------
      Cowen & Company..............................................
      L.H. Friend, Weinress, Frankson & Presson, Inc. .............
        Total......................................................  1,100,000
                                                                     =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $
per share. The Underwriters may allow, and such dealers may re-allow, a
concession not in excess of $           per share to certain brokers and
dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 165,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 1,100,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 1,100,000 shares of Common Stock offered hereby.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company, the Company's officers and directors and certain stockholders and option holders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any right to acquire Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent (which consent may be given without notice to the Company's shareholders or other public announcement) of Cowen & Company. Cowen & Company has advised the Company that it has no present intention of releasing any of the Company's stockholders or option holders from such lock-up agreements until the expiration of such 90-day period. See "Shares Eligible for Future Sale."

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales in excess of 5% of the shares offered hereby to any accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

  The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Gordon Altman Butowsky Weitzen Shalov & Wein, New York, New York. Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for the Representatives by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of Ballantyne of Omaha, Inc. as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Copies of such reports and other information as filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Commission: Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Northeastern Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Stock is listed on the AMEX. Reports, proxy statements and other information concerning the Company may be inspected at the AMEX, 86 Trinity Place, New York, New York 10006.

  The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), of which this Prospectus forms a part, covering the Common Stock to be sold pursuant to this Offering. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission at the above-referenced address. For additional information with respect to the Company, the Common Stock and related matters and documents, reference is made to the Registration Statement. Statements contained herein concerning any such document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                   BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Auditors...........................................  F-2
Consolidated Balance Sheets as of December 31, 1994 and December 31, 1995
 and (unaudited) June 30, 1996 ..........................................  F-3
Consolidated Statements of Income for the years ended December 31, 1993,
 1994 and 1995 and (unaudited) six months ended June 30, 1995 and 1996 ..  F-4
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1993, 1994 and 1995 and (unaudited) six months ended June
 30, 1996 ...............................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994 and 1995 and (unaudited) six months ended June 30, 1995 and
 1996 ...................................................................  F-6
Notes to Consolidated Financial Statements--Years ended December 31,
 1993, 1994 and 1995 and (unaudited) six months ended June 30, 1995 and
 1996 ...................................................................  F-7

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Ballantyne of Omaha, Inc.

  We have audited the accompanying consolidated financial statements of Ballantyne of Omaha, Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ballantyne of Omaha, Inc. and subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Omaha, Nebraska
January 19, 1996

                   BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                 DECEMBER 31,
                                            -----------------------  JUNE 30,
                                               1994        1995        1996
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
                  ASSETS
Current assets
  Cash..................................... $   260,006 $   204,172 $   211,030
  Trade receivables, less allowance for re-
   ceivables of $100,000 in 1994, $118,033
   in 1995 and $108,682 in 1996............   3,992,386   5,713,141   7,139,825
  Inventories..............................   7,862,536   9,306,157  10,112,844
  Deferred income taxes....................     336,993     515,926     515,926
  Other current assets.....................      54,372      51,873     122,763
                                            ----------- ----------- -----------
      Total current assets.................  12,506,293  15,791,269  18,102,388
Property, plant and equipment, at cost:
  Land.....................................     313,500     313,500     313,500
  Building and improvements................   1,585,162   1,596,281   1,624,296
  Machinery and equipment..................   2,831,559   3,193,963   3,739,462
                                            ----------- ----------- -----------
                                              4,730,221   5,103,744   5,677,258
  Less accumulated depreciation............   1,797,307   2,169,125   2,390,877
                                            ----------- ----------- -----------
      Net property, plant and equipment....   2,932,914   2,934,619   3,286,381
  Goodwill, other intangibles and other as-
   sets, net...............................   1,235,194   1,102,314   1,066,150
                                            ----------- ----------- -----------
                                            $16,674,401 $19,828,202 $22,454,919
                                            =========== =========== ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Intercompany payable to parent........... $   692,866 $   135,588 $   112,236
  Current installments of long-term debt...     754,360     839,508     879,860
  Accounts payable.........................   2,469,032   3,680,020   4,546,898
  Accrued expenses.........................   1,326,710   1,444,937   1,407,680
  Income taxes payable.....................     184,517   1,066,532     252,944
                                            ----------- ----------- -----------
      Total current liabilities............   5,427,485   7,166,585   7,199,668
                                            ----------- ----------- -----------
Deferred income taxes......................     379,728     386,472     386,472
Long-term debt, excluding current install-
 ments.....................................     852,298   7,219,930   7,846,282
Stockholder's equity
  Preferred stock, par value $.01 per
   share; authorized 1,000,000 shares, no
   shares issued or outstanding............         --          --          --
  Common stock, par value $.01 per share;
   authorized 10,000,000 shares; Issued and
   outstanding--4,399,995 shares in 1996,
   4,400,000 shares in 1995 and 4,000,000
   shares in 1994..........................      40,000      44,000      44,000
  Additional paid-in capital...............   3,622,714   5,011,215   5,011,215
  Retained earnings........................   6,352,176         --    1,967,282
                                            ----------- ----------- -----------
      Total stockholders' equity...........  10,014,890   5,055,215   7,022,497
                                            ----------- ----------- -----------
Commitments and contingencies                       --          --          --
                                            $16,674,401 $19,828,202 $22,454,919
                                            =========== =========== ===========

          See accompanying notes to consolidated financial statements

                   BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               SIX MONTHS ENDED JUNE
                                YEAR ENDED DECEMBER 31,                 30,
                          ----------------------------------- -----------------------
                             1993        1994        1995        1995        1996
                          ----------- ----------- ----------- ----------- -----------
                                                                    (UNAUDITED)
Net sales...............  $22,630,753 $28,758,446 $38,441,396 $18,065,803 $23,857,860
Cost of Sales...........   15,864,173  20,127,039  27,450,688  12,790,689  17,075,185
                          ----------- ----------- ----------- ----------- -----------
                            6,766,580   8,631,407  10,990,708   5,275,114   6,782,675
Selling expenses........    2,161,400   2,298,961   2,401,337   1,243,887   1,270,766
General and
 administrative
 expenses...............    1,430,192   1,902,137   2,979,738   1,407,430   1,731,836
Management fee charged
 by parent..............      231,441     241,188     300,000     150,000     150,000
                          ----------- ----------- ----------- ----------- -----------
  Income from
   operations...........    2,943,547   4,189,121   5,309,633   2,473,797   3,630,073
Interest expense........      193,189     108,977     277,323      41,415     381,771
Interest expense charged
 by parent..............      212,750     129,690         --          --          --
                          ----------- ----------- ----------- ----------- -----------
  Income before income
   taxes................    2,537,608   3,950,454   5,032,310   2,432,382   3,248,302
Income taxes............    1,037,382   1,595,614   1,991,985     981,551   1,281,020
                          ----------- ----------- ----------- ----------- -----------
  Net income............    1,500,226   2,354,840   3,040,325   1,450,831   1,967,282
                          =========== =========== =========== =========== ===========
Net income per share....              $      0.45 $      0.63 $      0.28 $      0.41
                                      =========== =========== =========== ===========



          See accompanying notes to consolidated financial statements.

                   BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                 AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

                                             ADDITIONAL
                          PREFERRED  COMMON    PAID-     RETAINED
                            STOCK    STOCK   IN CAPITAL  EARNINGS     TOTAL
                          --------- -------- ---------- ----------  ----------
Balance at December 31,
 1992....................     --    $ 40,000 $3,622,714 $2,497,110  $6,159,824
Net income...............     --         --         --   1,500,226   1,500,226
                            -----   -------- ---------- ----------  ----------
Balance at December 31,
 1993....................     --      40,000  3,622,714  3,997,336   7,660,050
Net income...............     --         --         --   2,354,840   2,354,840
                            -----   -------- ---------- ----------  ----------
Balance at December 31,
 1994....................     --      40,000  3,622,714  6,352,176  10,014,890
Cash dividend paid.......     --         --         --  (8,000,000) (8,000,000)
Net income...............     --         --         --   3,040,325   3,040,325
Issuance of 10% stock
 distribution declared
 January 23, 1996, pay-
 able March 8, 1996......     --       4,000  1,388,501 (1,392,501)        --
                            -----   -------- ---------- ----------  ----------
Balance at December 31,
 1995....................     --      44,000  5,011,215        --    5,055,215
Net income...............     --         --         --   1,967,282   1,967,282
                            -----   -------- ---------- ----------  ----------
Balance at June 30, 1996
 (unaudited).............
  Total..................     --    $ 44,000 $5,011,215 $1,967,282  $7,022,497
                            =====   ======== ========== ==========  ==========



          See accompanying notes to consolidated financial statements.

                   BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED
                             YEAR ENDED DECEMBER 31,               JUNE 30,
                         ----------------------------------  ----------------------
                            1993        1994        1995        1995        1996
                         ----------  ----------  ----------  ----------  ----------
                                                                  (UNAUDITED)
Cash flows from
 operating activities:
  Net income............ $1,500,226  $2,354,840  $3,040,325  $1,450,831  $1,967,282
  Adjustment to
   reconcile net income
   to net cash provided
   by operating
   activities:
    Depreciation of
     plant and
     equipment..........    330,356     344,434     371,818     203,841     221,752
    Other amortization..    176,034     186,909     139,919      69,958      26,154
    Deferred income
     taxes..............    (88,716)    (86,821)   (172,189)        --          --
  Changes in assets and
   liabilities of net
   assets acquired
    Trade receivables...    368,972     276,012  (1,720,755) (1,808,909) (1,426,684)
    Inventories.........   (286,861)   (175,335) (1,443,621)    (54,170)   (806,687)
    Other current
     assets.............      4,876       9,502       2,499    (103,372)    (70,890)
    Accounts payable....    791,606      21,135   1,210,988     833,961     866,878
    Accrued expenses....    323,325     492,813     118,227      64,403     (37,257)
    Income taxes
     payable............     11,439      10,076     882,015     (16,839)   (813,538)
    Goodwill, other
     intangibles and
     other assets.......     (9,918)    (15,918)     (7,039)     22,963      10,010
                         ----------  ----------  ----------  ----------  ----------
Net cash provided by
 operating activities...  3,121,339   3,417,647   2,422,187     662,667     (62,980)
                         ----------  ----------  ----------  ----------  ----------
Cash flows from
 investing activities:
  Purchase of net
   assets...............        --     (100,000)        --          --          --
  Capital expenditures..   (294,594)   (246,784)   (244,108)    (89,470)   (191,261)
                         ----------  ----------  ----------  ----------  ----------
    Net cash used in
     investing
     activities.........   (294,594)   (346,784)   (244,108)    (89,470)   (191,261)
Cash flows from
 financing activities:
  Repayments of long-
   term debt............   (870,346) (1,282,960) (1,676,635)   (485,943)   (245,549)
  Cash dividend paid....        --          --   (8,000,000)        --          --
  Proceeds from
   revolving credit
   facility.............        --          --    8,000,000         --      530,000
  Change in intercompany
   payable to parent.... (2,019,918) (1,555,048)   (557,278)    (34,406)    (23,352)
                         ----------  ----------  ----------  ----------  ----------
    Net cash used in
     financing
     activities......... (2,890,264) (2,838,008) (2,233,913)   (520,349)    261,099
                         ----------  ----------  ----------  ----------  ----------
Net increase (decrease)
 in cash................    (63,519)    232,855     (55,834)     52,848       6,858
Cash at beginning of
 period.................     90,670      27,151     260,006     260,006     204,172
                         ----------  ----------  ----------  ----------  ----------
Cash at end of period... $   27,151  $  260,006  $  204,172  $  312,854  $  211,030
                         ==========  ==========  ==========  ==========  ==========



          See accompanying notes to consolidated financial statements.

                  BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

1. THE COMPANY

  Ballantyne of Omaha Inc., a Delaware corporation ("Ballantyne" or the "Company"), and its wholly owned subsidiaries, Strong International Inc. and Arnolds Inc., design, develop, manufacture and distribute commercial motion picture equipment, follow spotlights and restaurant equipment. The Company's products are distributed worldwide through a domestic and international dealer network and are sold to major movie exhibition companies, sports arenas, auditoriums, amusement parks, special venues, restaurants, supermarkets and convenience food stores. A majority of the Company's common stock is owned by Canrad of Delaware Inc. ("Canrad Delaware"), which is an indirect wholly-owned subsidiary of ARC International Corporation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The principal accounting policies upon which the accompanying consolidated financial statements are based are summarized as follows:

 a. Basis of Presentation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  The unaudited financial information as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, necessary to a fair presentation of the results for the interim periods presented. All such adjustments are, in the opinion of management, of a normal, recurring nature.

 b. Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market and include appropriate elements of material, labor and manufacturing overhead.

 c. Goodwill and Other Intangibles

  The excess of cost over the carrying value of assets of business acquired is stated at cost less accumulated amortization and is being amortized on a straight-line basis over the expected periods to be benefitted, 5 to 25 years. Accumulated amortization as of December 31, 1994 and 1995 amounted to $536,771 and $584,875, respectively and $608,930 as of June 30, 1996. The Company assesses and would recognize any deficiency of the recoverability of this intangible asset by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations.

  Other intangibles, including a noncompete agreement, are stated at cost less accumulated amortization and are amortized on a straight-line basis over the estimated useful lives or stated contract terms which include periods ranging from 4 to 17 years. Accumulated amortization as of December 31, 1994 and 1995 amounted to $234,557 and $326,370, respectively, and $372,278 as of June 30, 1996.

                  BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

 d. Depreciation

  Depreciation of plant and equipment is provided over the estimated useful lives of the respective assets using the straight-line method. Charges are made to operations in amounts sufficient to write off the cost of such assets over their estimated useful lives.

 e. Consolidated Income Tax Return

  Prior to September 6, 1995, the results of operations of the Company for both Federal and Nebraska state income tax purposes were included in the consolidated returns of ARC USA Corporation, the parent company of Canrad Inc. (See Note 3). Income tax expense for the periods prior to September 6, 1995 with respect to the Federal and Nebraska state income tax returns are allocations from Canrad Inc., and are determined as if the Company was a separate taxable entity.

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 f. Revenue Recognition

  The Company recognizes revenue from product sales upon shipment to the customer.

 g. Research and Development

  Research and development costs are charged to operations in the period incurred. Such costs charged to operations amounted to $330,471, $326,338, and $362,690 for the years ended December 31, 1993, 1994 and 1995, respectively, and $162,298 and $206,570 for the six months ended June 30, 1995 and 1996, respectively.

 h. Fair Value of Financial Instruments

  Statement of Financial Accounting Standards SFAS No. 107 "Disclosure about Fair Value of Financial Instruments" defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Cash, trade receivables, intercompany payable to parent, debt and accounts payable reported in the consolidated balance sheets equal or approximate fair values.

 i. Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3. INITIAL PUBLIC OFFERING

  On September 6, 1995, the Company completed an initial public offering (the "IPO") pursuant to which Canrad Delaware, the holder of record of all of the outstanding common shares of Ballantyne prior to the IPO sold 1,200,000 shares of Ballantyne common stock to the public at an IPO price of $6.50. On October 2, 1995, an additional 180,000 common shares of Ballantyne were sold by Canrad Delaware at the IPO price of $6.50.

                  BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

  In connection with the IPO, on June 30, 1995, the Company effected a 400,000-to-1 stock exchange which has been given retroactive effect in the accompanying consolidated financial statements. The authorized common stock of Ballantyne was increased from 100,000 shares to 10,000,000 shares and the 10 issued shares increased to 4,000,000 shares. As a result, $40,000 was transferred from additional paid-in capital to common stock.

4. INVENTORIES

  Inventories consist of the following:

                                                  DECEMBER 31,
                                              ---------------------  JUNE 30,
                                                 1994       1995       1996
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
Raw materials and supplies..................  $5,759,452 $6,708,016 $ 7,299,451
Work in process.............................   1,379,727  1,167,433   1,526,420
Finished goods..............................     723,357  1,430,708   1,286,973
                                              ---------- ---------- -----------
                                              $7,862,536 $9,306,157 $10,112,844
                                              ========== ========== ===========

5. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                  DECEMBER 31,
                                              ---------------------  JUNE 30,
                                                 1994       1995       1996
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
Industrial Development Revenue Bond, bearing
 interest at 7.9% due in monthly
 installments of $19,336, including
 principal and interest, maturing, October
 1988. The bond is secured by the Company's
 facility and letters of credit.............  $  736,412 $  556,194 $   460,615
$10,000,000 revolving credit facility with
 Norwest Bank Nebraska, N.A., bearing
 interest at prime (8.50% at December 31,
 1995) due September 30, 2000. The credit
 facility is secured by substantially all of
 the Company's assets.......................         --   7,090,000   7,620,000
Capital lease obligations bearing interest
 rates ranging from 8.125% to 9.1%, payable
 in varying monthly installments, with final
 maturation date of January 2001                 145,397    225,229     551,589
Promissory note payable to Litton, payable
 in monthly installments of $50,000 through
 September 1, 1995, with a final payment of
 $26,166 due on October 1, 1995. This note
 was issued pursuant to the purchase of
 Westrex Company, Asia......................     476,166        --          --
Note payable to Optical Radiation
 Corporation, with imputed interest of 10%,
 payable in annual installments of $100,000,
 including principal and interest, maturing
 March 1997.................................     248,683    188,015      93,938
                                              ---------- ---------- -----------
Total Long-Term Debt........................  $1,606,658 $8,059,438 $ 8,726,142
                               Less current
 installments of long-term                    $  754,360 $  839,508 $   879,860
 debt.................................
                                              ---------- ---------- -----------
Long-term debt, excluding current
 installments...............................  $  852,298 $7,219,930 $ 7,846,282
                                              ========== ========== ===========

  The Norwest Bank Nebraska, N.A. (Norwest Bank) revolving credit facility initially provides for a borrowing commitment of up to $10,000,000. The commitment will reduce by $500,000 on the first and second anniversary dates of such facility and $1,000,000 on the third and fourth anniversary dates thereof. The entire

                  BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES amount outstanding under the Norwest Bank revolving credit facility will mature on the fifth anniversary date of such facility. Amounts repaid under the Norwest Bank revolving credit facility are available for reborrowing. The Company initially borrowed $8,000,000 under the facility for a dividend payment to Canrad Delaware. The Norwest Bank revolving credit facility contains certain restrictive covenants which include, among other matters, a prohibition on the payment of cash dividends and requirements relating to working capital, current ratios, debt service ratios, total debt to tangible net worth ratios and tangible net worth. At December 31, 1995, the Company was in compliance with the covenants.

  The Industrial Development Revenue Bond agreement and the letter of credit securing the agreement contain certain restrictive covenants which include, among other matters, requirements relating to working capital, net worth, maintenance of debt-to-equity, interest coverage and current ratios and a restriction on the payment of cash dividends. The Company was in compliance with such covenants or has obtained appropriate waivers with respect to the IPO and the dividend. The letter of credit is for approximately $699,200 at December 31, 1995. Such amount reduces as monthly payments are made. The annual commission with respect to the letter of credit is 1.375% of the average outstanding balance.

  Capitalized lease obligations relate to equipment having a net book value at December 31, 1995 of approximately $274,500.

  Annual maturities of long-term debt, including the capitalized lease obligations and assuming that amounts advanced pursuant to the revolving credit facility are repaid to comply with reductions in facility commitments, are as follows: 1996--$839,508; 1997--$848,253; 1998--$1,216,465;
1999--$1,049,210; and 2000--$4,106,002.

6. INCOME TAXES

  The provision for income taxes consists of:

                                                              SIX MONTHS ENDED
                             YEARS ENDED DECEMBER 31,             JUNE 30,
                         ----------------------------------  -------------------
                            1993        1994        1995       1995      1996
                         ----------  ----------  ----------  -------- ----------
                                                                 (UNAUDITED)
Current:
  Federal............... $  912,098  $1,350,460  $1,846,255  $773,162 $1,051,808
  State.................    214,000     331,975     292,639   208,389    229,212
  Foreign...............        --          --       25,280       --         --
  Deferred--Federal.....    (88,716)    (86,821)   (172,189)      --         --
                         ----------  ----------  ----------  -------- ----------
                         $1,037,382  $1,595,614  $1,991,985  $981,551 $1,281,020
                         ==========  ==========  ==========  ======== ==========

  The actual tax expense differs from the "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 34% to income before income taxes) as follows:

                                                              SIX MONTHS ENDED
                             YEARS ENDED DECEMBER 31,             JUNE 30,
                         ----------------------------------  -------------------
                            1993        1994        1995       1995      1996
                         ----------  ----------  ----------  -------- ----------
                                                                 (UNAUDITED)
Computed "expected" tax
 expense................ $  862,787  $1,343,154  $1,710,985  $827,010 $1,104,423
State income taxes, net
 of Federal benefit.....    141,240     219,105     193,142   137,537    151,280
Goodwill and other non-
 deductible
 amortization...........     33,355      33,355      16,356     8,178      8,892
Other non-deductible
 expenses...............        --          --       98,668     8,826     16,425
Varying rate of foreign
 income.................        --          --      (27,166)      --         --
                         ----------  ----------  ----------  -------- ----------
                         $1,037,382  $1,595,614  $1,991,985  $981,551 $1,281,020
                         ==========  ==========  ==========  ======== ==========

                  BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

  The deferred tax liability and deferred tax assets were comprised of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1994      1995
                                                             --------  --------
   Deferred tax liability--Depreciation..................... $379,728  $386,472
   Deferred tax assets:
     Inventory reserves.....................................  206,773   326,641
     Group insurance........................................   32,300    30,903
     Accounts receivable reserve............................   34,000    40,131
     Other..................................................   63,920   118,251
                                                             --------  --------
                                                              336,993   515,926
                                                             --------  --------
   Net deferred tax asset (liability)....................... $(42,735) $129,454
                                                             ========  ========

  There was no valuation allowance for deferred tax assets at December 31, 1994 or 1995. Based upon the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies, management believes it is more likely than not the Company will realize the benefits of deferred tax assets as of December 31, 1995.

7. SUPPLEMENTAL CASH FLOW INFORMATION

  Supplemental disclosures to the consolidated statements of cash flows are as follows:

                                                             SIX MONTHS ENDED
                               YEARS ENDED DECEMBER 31,          JUNE 30,
                           -------------------------------- -------------------
                              1993       1994       1995      1995      1996
                           ---------- ---------- ---------- -------- ----------
                                                                (UNAUDITED)
   Interest paid.......... $  405,939 $  238,667 $  225,773 $ 41,415 $  379,290
                           ========== ========== ========== ======== ==========
   Income taxes paid...... $1,021,768 $1,578,104 $1,282,159 $981,551 $2,094,558
                           ========== ========== ========== ======== ==========

  Other noncash activities in 1995 and 1996 included approximately $129,400 and $382,300, respectively, of additional capital lease obligations in exchange for equipment. Other noncash activities in 1994 included the incurrence of approximately $476,200 of long-term debt for the purchase of Westrex. In addition, the Company incurred approximately $96,000 of additional capital lease obligations in exchange for equipment. In 1993, the Company incurred approximately $2,027,400 of long-term debt and $2,900,000 of an intercompany loan for the purchase of the Cinema Products Division; and increases to equipment and accumulated depreciation of approximately $243,600 and $97,400, respectively.

8. PENSION AND RETIREMENT PLANS

  The Company sponsors a defined contribution plan (the "Plan") for all employees. Pursuant to the provisions of the Plan, employees may defer up to 6% of their compensation. The Company will match 50% of the amount deferred. An additional amount of up to 9% of the employee's compensation for the year may also be deferred with no matching contribution by the Company. The contributions made to the Plan by the Company for the years ended December 31, 1993, 1994 and 1995 amounted to $76,489, $83,625, and $91,984, respectively and $45,674 and $48,077 for the six months ended June 30, 1995 and 1996, respectively.

                  BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

9. RELATED PARTY TRANSACTIONS

  Canrad Inc. provides certain services to its subsidiaries on a corporate basis. Such services include, but are not limited to, strategic planning, acquisition assistance, procurement of capital and debt arrangements, securing health and business insurance coverages and payment of medical claims, audit and income tax planning and other matters. In addition, interest expense relating to an interest rate collar agreement, which expired in October 1994 and has not been renewed, has been allocated by Canrad Inc. to each of its subsidiaries. Such interest expense was charged to operations as incurred. Corporate expenses incurred and the interest relating to the interest collar agreement have been divided among Canrad Inc.'s subsidiaries primarily on the ratio of the subsidiary's net sales to consolidated net sales of Canrad Inc. Management of Canrad Inc. believes that this method of allocation is a reasonable method of splitting its corporate expenses and interest expense relating to the interest rate collar agreement among its subsidiaries.

  The following amounts were charged to operations of Ballantyne by Canrad
Inc.:

                                                             SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,         JUNE 30,
                            -------------------------------- -----------------
                               1993       1994       1995      1995     1996
                            ---------- ---------- ---------- -------- --------
                                                                (UNAUDITED)
Management fees............ $  231,441 $  241,188 $  300,000  150,000  150,000
Interest expense...........    212,750    129,690        --       --       --
Federal and Nebraska state
 income taxes..............  1,012,382  1,553,639  1,225,211  955,591      --

  The intercompany payable to parent reflects the following activities:

                               YEARS ENDED DECEMBER 31,
                          -------------------------------------  SIX MONTHS ENDED
                             1993         1994         1995       JUNE 30, 1996
                          -----------  -----------  -----------  ----------------
                                                                   (UNAUDITED)
Balance at beginning of
 year...................  $ 1,367,832  $ 2,247,914  $   692,866      $135,588
Management fees.........      231,441      241,188      300,000       150,000
Interest expense........      212,750      129,690          --            --
Income tax expense......    1,012,382    1,553,639    1,225,211           --
Intercompany payable for
 insurance premiums and
 claims paid............      753,128    1,213,281    1,244,742       711,663
Funding to purchase
 Cinema Products
 Division...............    2,900,000          --           --            --
Other...................      240,381      132,154       22,769         2,168
Repayments of amounts
 loaned.................   (4,470,000)  (4,825,000)  (3,350,000)     (887,183)
                          -----------  -----------  -----------      --------
Balance at end of year..  $ 2,247,914  $   692,866  $   135,588      $112,236
                          ===========  ===========  ===========      ========

  The Company purchased certain components, principally xenon short arc bulbs for use as the light source in its projection and spotlight products from Hanovia Lamp Inc. ("Hanovia"), an affiliated company. On January 31, 1995, Hanovia sold its xenon short arc bulb product line to ORC, which continues to meet the needs of the Company respecting such products. Such purchases from Hanovia amounted to $143,264, $186,789 and $21,717 for the years ended December 31, 1993, 1994 and 1995, respectively.

  The Company also sells certain components, primarily power supplies, to Hanovia. Such sales amounted to $32,964, $28,725 and $12,443 for the years ended December 31, 1993, 1994 and 1995, respectively and none for the six months ended June 30, 1996.

  One member of the Board of Directors, who was appointed during 1995, serves as outside counsel for the Company. Fees paid to the Board Member's firm in 1995 were not significant.

                  BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

10. ACQUISITIONS

 a. Purchase of Cinema Products Division

  On March 19, 1993, the Company acquired certain net assets, primarily accounts receivable and inventories, of the Cinema Products Division of Optical Radiation Corporation ("ORC") for a purchase price of approximately $4,511,200. The purchase, which was effective as of March 1, 1993, was made through advances totalling $2,900,000 from Canrad and a note in the amount of approximately $1,611,200 to ORC. The purchase price has been assigned to the assets acquired based upon the fair market value of such assets. No goodwill was recorded in connection with the acquisition. The Cinema Products Division designs, manufactures, sells and services commercial motion picture projection equipment and commercial slide show projection equipment and distributes ISCO-Optic lenses to the theater and audio visual industries in North America.

  In addition, the Company entered into a five-year noncompete agreement with ORC. The agreement is for a total of $500,000 payable by Ballantyne in equal installments of $100,000. The present value of the noncompete payments, approximately $416,900, has been included as part of the total purchase price.

  The acquisition has been treated as a purchase and, accordingly, the Company's consolidated financial statements reflect the operations of the Cinema Products Division beginning March 1, 1993. Assuming the acquisition had occurred at the beginning of 1993, the unaudited pro forma condensed results of operations for 1993 would have been as follows:

                          DECEMBER 31, 1993
                          -----------------
            Net sales........................ $23,698,143
                                              ===========
            Net income....................... $ 1,533,939
                                              ===========

  The effect of the acquisition on net income per share is not significant. The unaudited pro forma financial information presented is not necessarily indicative of the results of operations that would have occurred had the acquisition been effective at the beginning of 1993.

 b. Purchase of Westrex Company, Asia

  On December 2, 1994, the Company acquired certain net assets, primarily accounts receivable and inventories, of Westrex Company, Asia (Westrex), a wholly owned subsidiary of Litton Systems Inc. (Litton), for a purchase price of approximately $576,200. The purchase was made for $100,000 in cash and a note in the amount of approximately $476,200 to Litton. From its Hong Kong location, Westrex sells and services theater equipment in Hong Kong and other countries of the Pacific rim. Annual revenues of Westrex are approximately $2,500,000. No goodwill was recorded in connection with the acquisition. This acquisition has been treated as a purchase and, accordingly, the Company's consolidated financial statements reflect the operations of Westrex beginning December 1, 1994.

11. INDUSTRY SEGMENT INFORMATION

  The Company's operations are conducted principally through two segments:
Theater and Restaurant. Theater operations include the design, manufacture, assembly and sale of motion picture projectors, xenon lamphouses and power supplies, sound systems, follow spotlights and the sale of film handling equipment and lenses. Restaurant includes the design, manufacture, assembly and sale of pressure fryers, smoke ovens and rotisseries and sale of seasonings, marinades and barbecue sauces, mesquite and hickory woods and point of purchase displays.

                  BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

  Export sales, principally to customers in Mexico, Canada, Europe and Asia, were $4,613,838, $6,150,771 and $8,390,207, for 1993, 1994 and 1995,
respectively. Sales to one customer represented approximately ten percent (10%) of consolidated net sales in the year ended December 31, 1995. The balance in trade accounts receivable of $957,000 was owed by this customer at December 31, 1995. No one customer represented more than 10% of consolidated net sales for the years ended December 31, 1993 and 1994. Financial instruments which potentially expose the Company to a concentration of credit risk principally consist of accounts receivable. The Company sells products to a large number of customers in many different geographic regions. To minimize credit concentration risk, the Company performs ongoing credit evaluations of its customers' financial condition.

  It should be noted that industry segment information may be of limited usefulness in comparing an industry segment of the Company with a similar industry segment of another enterprise.

  Selected information by major industry segment is summarized below for the years ended December 31, 1993 and 1994: The Restaurant segment does not represent 10% of combined revenue, operating profit or identifiable assets in 1995.

             DECEMBER 31, 1993                 THEATRE   RESTAURANT    TOTAL
             -----------------               ----------- ---------- -----------
Net Sales................................... $19,580,933 $3,049,820 $22,630,753
                                             =========== ========== ===========
Operating income............................ $ 2,840,570 $  102,977 $ 2,943,547
                                             =========== ========== ===========
Interest expense............................                        $   405,939
                                                                    ===========
Income before income taxes..................                        $ 2,537,608
                                                                    ===========
Depreciation and amortization:
  Plant and equipment....................... $   297,330 $   33,026 $   330,356
                                             =========== ========== ===========
  Other..................................... $   170,802 $    5,232 $   176,034
                                             =========== ========== ===========
Identifiable assets......................... $14,269,636 $1,648,881 $15,918,517
                                             =========== ========== ===========
Capital expenditures........................ $   265,125 $   29,469 $   294,594
                                             =========== ========== ===========
             DECEMBER 31, 1994                 THEATRE   RESTAURANT    TOTAL
             -----------------               ----------- ---------- -----------
Net Sales................................... $25,731,253 $3,027,193 $28,758,446
                                             =========== ========== ===========
Operating income............................ $ 4,123,846 $   65,275 $ 4,189,121
                                             =========== ========== ===========
Interest expense............................                        $   238,667
                                                                    ===========
Income before income taxes..................                        $ 3,950,454
                                                                    ===========
Depreciation and amortization:
  Plant and equipment....................... $   309,991 $   34,443 $   344,434
                                             =========== ========== ===========
  Other..................................... $   181,677 $    5,232 $   186,909
                                             =========== ========== ===========
Identifiable assets......................... $14,915,128 $1,759,273 $16,674,401
                                             =========== ========== ===========
Capital expenditures........................ $   212,502 $   34,282 $   246,784
                                             =========== ========== ===========

                  BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

12. CAPITAL STOCK

 a. Option Plans

  The Company has adopted a 1995 Incentive and Non-Incentive Stock Option Plan and a 1995 Non-Employee Directors Non-Incentive Stock Option Plan (the "Plans"). A total of 550,000 shares of Ballantyne common stock have been reserved for issuance pursuant to these Plans. The 1995 Stock Option Plan provides for the granting of incentive and non-incentive stock options. The 1995 Outside Directors Stock Option Plan provides for the granting of non-incentive stock options only. The per share exercise price of incentive stock options may not be less than 100% of the fair market value of a share of Ballantyne common stock on the date of grant (110% of fair market value in the case of an incentive stock option granted to any person who, at the time the incentive stock option is granted, owns (or is considered as owning within the meaning of Section 424(d) of the Internal Revenue Code of 1986, as amended) stock possessing more than 10% of the total combined voting powers of all classes of stock of the Company or any parent or subsidiary). With respect to non-incentive stock options, the per share exercise price may not be less than 85% of the fair market value of a share of Ballantyne common stock on the date of grant.

  In 1995, the Company has granted options covering an aggregate of 418,000 shares of Ballantyne common stock to certain officers, directors and employees of the Company exercisable at a price per share of $5.91. None of the options is exercisable at December 31, 1995. The number of shares under option and the per share option price have been adjusted for the effect of the 10% stock distribution issued on March 8, 1996. There were no stock options exercised in the years ended December 31, 1993, 1994 or 1995.

  The Company also adopted the 1995 Employee Stock Purchase Plan. The employee stock purchase plan provides for the purchase of shares of Ballantyne common stock by eligible employees at a per share purchase price equal to 85% of the fair market value of a share of Ballantyne common stock at either the beginning or end of the offering period, as defined, whichever is lower. Purchases are made through payroll deductions of up to 10% of each participating employee's salary and participants are limited to purchasing 1,100 shares of Ballantyne common stock in any offering period. 275,000 shares of Ballantyne common stock have been reserved pursuant to the employee stock purchase plan. The number of shares under option has been adjusted for the effect of the 10% stock distribution issued on March 8, 1996.

 b. Warrants

  The Company has granted Merita Bank Ltd., the primary lending bank of Canrad Inc., a warrant to purchase 215,600 shares of Ballantyne common stock. The warrant is exercisable at a per share price of $5.91. All shares subject to the warrant are exercisable at December 31, 1995. The number of shares under warrant and the per share warrant price have been adjusted for the effect of the 10% stock distribution issued on March 8, 1996.

 c. Change of Control

  A substantial portion of the shares of Ballantyne common stock owned by Canrad Delaware are pledged to secure Canrad Inc.'s obligation under a credit facility provided by Merita Bank Ltd. During the period, if any, that one or more events of default shall have occurred and are continuing under such credit facility, Merita Bank Ltd. shall have the right to sell all or any portion of such pledged shares at one or more public or private sales called and conducted in any manner permitted by the New York Uniform Commercial Code. The sale of all or a substantial portion of such pledged shares could result in a change of control of Ballantyne.

                  BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

13. NET INCOME PER SHARE

  Net income per share is based on the weighted average number of common shares outstanding. The effects of the assumed exercise of outstanding stock options and warrants have been included in the income per share calculation for the period that the shares were assumed issued using the treasury stock method. Net income per share also reflects the effect of the assumed interest expense less related tax effects of the $8,000,000 borrowing pursuant to the Norwest Bank revolving credit facility which is assumed to be outstanding as of the beginning of the earliest period presented, with no repayment being made during such period. Weighted average shares outstanding amounted to 4,400,000 for the years ended December 31, 1993 and 1994 and 4,436,229 for the year ended December 31, 1995. Prior to the IPO, the Company was a wholly owned subsidiary of Canrad Delaware. Therefore, net income per share is presented only for 1994 and 1995.

  The Company's Board of Directors declared a 10% stock distribution on January 23, 1996, which issued on March 8, 1996, to shareholders of record on February 9, 1996. This stock distribution resulted in the issuance of 400,000 shares of common stock. Per share data have been restated to reflect these stock distributions as of the earliest period presented. The stock distribution is not considered a distribution of earnings except to the extent that the Company has retained earnings, but rather had the effect of increasing the number of outstanding shares.

14. COMMITMENTS AND CONTINGENCIES

  The Company has in place a profit sharing plan for key management employees. Amounts due pursuant to the plan are based upon the attainment of specific operating levels that are established by the Board of Directors. Amounts charged to operations pursuant to the profit sharing plan amounted to $219,139, $425,052 and $538,247 for 1993, 1994 and 1995, respectively, and
$230,382 and $325,002 for the six months ended June 30, 1995 and 1996, respectively. The amounts payable of $425,052 at December 31, 1994 and $538,247 at December 31, 1995 are included in accrued expenses in the accompanying consolidated balance sheets.

  During 1994, the Company entered into a deferred compensation agreement with its President and Chief Executive Officer providing for monthly payments of $5,000 commencing with his date of retirement or death and continuing for twenty four months thereafter. Deferred compensation expense was approximately $48,000 for the years ended December 31, 1994 and 1995, respectively. No amounts payable under the agreement are vested.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby, to any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any date subsequent to the date hereof.

                                --------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ........................................................   3
Risk Factors...............................................................   6
Use of Proceeds............................................................  10
Price Range of Common Stock................................................  10
Dividend Policy............................................................  10
Capitalization.............................................................  11
Selected Consolidated Financial Data ......................................  12
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations................................................................  13
Business...................................................................  18
Management.................................................................  26
Principal Stockholders.....................................................  34
Certain Transactions.......................................................  35
Description of Capital Stock...............................................  36
Shares Eligible for Future Sale............................................  39
Underwriting...............................................................  41
Legal Matters..............................................................  42
Experts....................................................................  42
Additional Information.....................................................  42
Index to Consolidated Financial Statements................................. F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                1,100,000 Shares

                      [LOGO OF BALLANTYNE OF OMAHA, INC.]

                                  Common Stock



                                --------------

                                   PROSPECTUS

                                --------------



                                COWEN & COMPANY

                L.H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.

                                       , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Estimated expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the sale of the Common Stock described in this Registration Statement are as follows:

       SEC Registration Fee........................................... $  6,544
       NASD Filing Fee................................................    2,398
       AMEX Listing Fee...............................................   17,500
       Printing and Engraving Expenses................................  120,000
       Blue Sky Fees and Expenses.....................................   15,000
       Legal Fees and Expenses........................................  250,000
       Accounting Fees and Expenses...................................   30,000
       Miscellaneous Expenses.........................................    8,558
                                                                       --------
         Total........................................................ $450,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company is incorporated under the laws of the State of Delaware. Each of
Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), Article EIGHTH of the Company's Certificate of Incorporation and Article VIII of the Company's By-Laws contains indemnification provisions. Set forth below is the text of Article EIGHTH of the Company's Certificate of Incorporation and Article VIII of the Company's By-Laws (which contains the mandatory indemnification provisions of Section 145 of the DGCL).

  Article EIGHTH of the Company's Certificate of Incorporation, as amended, provides as follows:

  EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

  Article VIII of the Company's By-Laws provides as follows:

 Section 1. Right to Indemnification.

  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this
ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

 Section 2. Right to Advancement of Expenses.

  The right to indemnification conferred in Section 1 of this ARTICLE VIII shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

 Section 3. Right of Indemnitee to Bring Suit.

  If a claim under Section 1 or 2 of this ARTICLE VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

 Section 4. Non-Exclusivity of Rights.

  The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

 Section 5. Insurance.

  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

 Section 6. Indemnification of Employees and Agents of the Corporation.

  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

  The Company is included under a directors and officers liability insurance policy (the "Policy") issued to ARC International Corporation by CIGNA Insurance Company of Canada which insures against losses suffered by directors and officers of the Company and its subsidiaries (i.e., an entity in which the Company owns at least fifty percent (50%) of the voting shares) in respect of claims made against the directors and officers for acts committed while acting on behalf of the Company. The Policy also provides an indemnity for the Company against losses suffered by it as a result of the Company having indemnified, pursuant to applicable corporate indemnity statutes, persons insured under the Policy.

  Coverage under the Policy is limited to $3,000,000 (Canadian) in respect of each loss (including defense costs) and $3,000,000 (Canadian) in respect of each Policy year. The Policy is subject to a deductible for each loss ranging from $0 to $500,000 (Canadian) depending upon the type of loss; all claims resulting from a single act are considered to be one loss. Losses resulting from claims made in connection with a public offering of securities by the Company are subject to a deductible of $500,000 (Canadian).

  Exclusions from coverage include, among other things, profits made from the purchase or sale of securities of the Company prohibited by Section 16(b) of the Securities Exchange Act of 1934, as amended.

  The Underwriters will undertake to indemnify and hold harmless the Company, its directors, each of its officers who signed this Registration Statement, and each person, if any, who controls the Company within the meaning of
Section 15 of the Securities Act of 1933, as amended, against any and all loss, liability, claim, damage and expense described in the Underwriting Agreement (to be filed as Exhibit 1 to this Registration Statement), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in this Registration Statement in reliance upon and in conformity with written information furnished to the Company by the Underwriters expressly for use in this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On March 19, 1993, the Registrant issued a promissory note in the principal amount of $500,000 to Optical Radiation Corporation ("ORC") in partial consideration for the sale by ORC to the Registrant of the Cinema Products Division of ORC and in partial consideration for certain agreements entered into by the parties to such transaction. On December 2, 1994, the Registrant issued a promissory note in the principal amount of approximately $476,200 to Litton Systems Inc. ("Litton") in connection with Registrant's acquisition of certain net assets of Westrex Company, Asia, a wholly-owned subsidiary of Litton. No underwriter was employed by the Registrant in connection with the issuance and sale of such securities.

  As partial consideration for providing certain financial assistance in connection with the Company's acquisition of Cinema Products Division of ORC, on September 12, 1995, the Company issued to Merita Bank, a lender of its indirect parent Conrad, Inc., a warrant (the "Merita Warrant") to purchase up to 215,600 shares of Common Stock at a per share exercise price equal to $5.91. The Company has granted Geller & Friend an option to purchase 55,000 share of Common Stock at an exercise price of $6.59 per share as consideration for strategic financial services provided to the Company by Geller & Friend. The Company has granted to Jaffoni & Collins Incorporated an option to purchase 27,500 shares of Common Stock at an exercise price of $6.36 per share as consideration for investor relations and financial relations services provided to the Company.

  The Registrant claims that the issuance and sale of the foregoing securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, as such issuance involved no public offering and the securities were acquired for investment and not with a view to distribution.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     1.1     Form of Underwriting Agreement (to be filed by amendment).
     2.1     Asset Purchase Agreement dated January 26, 1993 between the Com-
              pany and Optical Radiation Corporation (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1, File
              No. 33-93244 (the "IPO Registration Statement")).
     2.2     Amendment to the Asset Purchase Agreement dated January 26, 1993 between the Company and Optical Radiation Corporation (incorpo-
              rated by reference to Exhibit 2.2 to the IPO Registration State-
              ment).
     2.3     Purchase and Sale Agreement dated as of December 2, 1994 by and among the Company, Strong International, Inc., Litton Systems,
              Inc. and Westrex Company, Asia (incorporated by reference to Ex-
              hibit 2.3 to the IPO Registration Statement).
     2.4     Agreement and Plan of Merger dated June 7, 1995 by and between
              Ballantyne of Omaha, Inc., a Nebraska corporation and the Company
              (incorporated by reference to Exhibit 2.4 to the IPO Registration
              Statement).
     3.1     Certificate of Incorporation (incorporated by reference to Exhibit
              3.1 to the IPO Registration Statement).
     3.2     By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the IPO Registration Statement).
     4.1     Trust Indenture dated as of September 1, 1988 by and between the
              County of Douglas, Nebraska and FirstTier Bank, National Associa-
              tion, Omaha (incorporated by reference to Exhibit 4.1 to the IPO
              Registration Statement).
     4.2     Loan Agreement dated August 30, 1995, as amended as of November
              24, 1995, between the Company and Norwest Bank Nebraska, N.A.
              (incorporated by reference to Exhibit 4.2 to the Company's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1995
              (the "Form 10-K")).
     5.1     Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.
    10.1     Employment Agreement between the Company and Ronald H. Echtenkamp dated October 1, 1991 (incorporated by reference to Exhibit 10.1 to the IPO Registration Statement).
    10.2     Amendment to Employment Agreement between the Company and Ronald
              H. Echtenkamp dated March 18, 1994 (incorporated by reference to
              Exhibit 10.2 to the IPO Registration Statement).
    10.3     Employment Agreement between the Company and John Wilmers dated
              October 15, 1991 (incorporated by reference to Exhibit 10.3 to the IPO Registration Statement).
    10.4     Lease and Agreement dated September 1, 1988 by and between County of Douglas, Nebraska and the Company (incorporated by reference to Exhibit 10.4 to the IPO Registration Statement).
    10.5     Guaranty Agreement dated September 1, 1988 between the Company and
              FirstTier Bank, National Association, Omaha (incorporated by ref-
              erence to Exhibit 10.5 to the IPO Registration Statement).

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.6     Distributorship Agreement dated as of March 1, 1992 between ISCO-
              Optic Gmbh and the Company (incorporated by reference to Exhibit
              10.6 to the IPO Registration Statement).
    10.7     Form of 1995 Stock Option Plan (incorporated by reference to Ex-
              hibit 10.7 to the IPO Registration Statement).
    10.8     1995 Outside Directors Stock Option Plan, as amended as of July 8,
              1996 (incorporated by reference to Exhibit 10.8 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended June 30, 1996
              (the "Form 10-Q")).
    10.9     Form of 1995 Employee Stock Purchase Plan (incorporated by refer-
              ence to Exhibit 10.9 to the IPO Registration Statement).
    10.10    Form of Management Services Agreement by and between the Company and Canrad Inc. (incorporated by reference to Exhibit 10.10 to the IPO Registration Statement).
    10.11    Profit Sharing Plan (incorporated by reference to Exhibit 10.11 to the IPO Registration Statement).
    10.12    Second Amendment dated July 20, 1995 to Employment Agreement be-
              tween the Company and Ronald H. Echtenkamp (incorporated by ref-
              erence to Exhibit 10.12 to the IPO Registration Statement).
    10.13    Letter of Engagement dated December 22, 1995, between the Company and Geller & Friend Capital Partners, Inc., including 50,000 share stock option (incorporated by reference to Exhibit 10.13 to the Form 10-K).
    10.14    Stock Option Agreement dated as of September 19, 1995 between the
              Company and Jaffoni & Collins Incorporated (incorporated by ref-
              erence to Exhibit 10.14 to the Form 10-Q).
    10.15    Stock Option Agreement dated as of December 22, 1995 between the
              Company and Geller & Friend Capital Partners, Inc. (incorporated by reference to Exhibit 10.15 to the Form 10-Q).
    10.16    Extension Agreement to Employment Agreement between the Company and John Wilmers dated July 8, 1996 (incorporated by reference to
              Exhibit 10.16 to the Form 10-Q).
    11.1     Computation of net earnings per share (included in Consolidated
              Financial Statements).
    21.1     List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the IPO Registration Statement).
    23.1     Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in Opinion filed as Exhibit 5.1).
    23.2     Consent of KPMG Peat Marwick LLP.
    24.1     Powers of Attorney (included on the signature page).
    27       Financial Data Schedule.

 (b) Financial Statement Schedule:

                Schedule II--Valuation and Qualifying Accounts

  All other schedules are omitted because they are not applicable or not required, or because the information required therein is included in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF OMAHA, STATE OF NEBRASKA, ON JULY 10, 1996.

                                          Ballantyne of Omaha, Inc.

                                                 /s/ Ronald H. Echtenkamp
                                          By: _________________________________
                                                   RONALD H. ECHTENKAMP
                                                         PRESIDENT

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arnold S. Tenney, Ronald H. Echtenkamp and Brad French and each and any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective documents in connection therewith) with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

     /s/ Arnold S. Tenney              Chairman of the          July 10, 1996
- -------------------------------------   Board and Director
           ARNOLD S. TENNEY

     /s/ Ronald H. Echtenkamp          President, Chief         July 10, 1996
- -------------------------------------   Executive Officer
           RONALD H. ECHTENKAMP         and Director
                                        (Principal
                                        Executive Officer)

     /s/ John Wilmers                  Executive Vice           July 10, 1996
- -------------------------------------   President--Sales
           JOHN WILMERS                 and Director

     /s/ Brad French                   Secretary, Treasurer     July 10, 1996
- -------------------------------------   and Chief Financial
           BRAD FRENCH                  Officer (Principal
                                        Financial Officer)
     /s/ Colin G. Campbell             Director                 July 10, 1996
- -------------------------------------
           COLIN G. CAMPBELL

     /s/ Jeffrey D. Chelin             Director                 July 10, 1996
- -------------------------------------
           JEFFREY D. CHELIN

     /s/ Marshall Geller               Director                 July 10, 1996
- -------------------------------------
           MARSHALL GELLER

     /s/ Yale Richards                 Director                 July 10, 1996
- -------------------------------------
           YALE RICHARDS

                                                                     SCHEDULE II

                   BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                           BALANCE  CHARGED
                                             AT     TO COSTS AMOUNTS
                                          BEGINNING   AND    WRITTEN BALANCE AT
                                           OF YEAR  EXPENSES OFF (1) END OF YEAR
                                          --------- -------- ------- -----------
Year Ended December 31, 1993--
 Allowance for doubtful accounts......... $118,521  $24,000  $34,694  $107,827
                                          ========  =======  =======  ========
Year Ended December 31, 1994--
 Allowance for doubtful accounts.........  107,827   14,442   22,269   100,000
                                          ========  =======  =======  ========
Year Ended December 31, 1995--
 Allowance for doubtful accounts.........  100,000   21,600    3,567   118,033
                                          ========  =======  =======  ========
Six Months Ended June 30, 1996--
 Allowances For doubtful accounts........  118,033   14,010   23,361   108,682
                                          ========  =======  =======  ========

- --------
(1) The deductions from reserves are net of recoveries.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   1.1   Form of Underwriting Agreement (to be filed by amendment).
   2.1   Asset Purchase Agreement dated January 26, 1993 between the Company and Optical Radiation Corporation (incorporated by reference to
          Exhibit 2.1 to the Registration Statement on Form S-1, File No. 33-
          93244 (the "IPO Registration Statement")).
   2.2   Amendment to the Asset Purchase Agreement dated January 26, 1993 between the Company and Optical Radiation Corporation (incorporated by reference to Exhibit 2.2 to the IPO Registration Statement).
   2.3   Purchase and Sale Agreement dated as of December 2, 1994 by and among the Company, Strong International, Inc., Litton Systems, Inc. and
          Westrex Company, Asia (incorporated by reference to Exhibit 2.3 to the IPO Registration Statement).
   2.4   Agreement and Plan of Merger dated June 7, 1995 by and between
          Ballantyne of Omaha, Inc., a Nebraska corporation and the Company
          (incorporated by reference to Exhibit 2.4 to the IPO Registration
          Statement).
   3.1   Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the IPO Registration Statement).
   3.2   By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the IPO Registration Statement).
   4.1   Trust Indenture dated as of September 1, 1988 by and between the
          County of Douglas, Nebraska and FirstTier Bank, National Association,
          Omaha (incorporated by reference to Exhibit 4.1 to the IPO
          Registration Statement).
   4.2   Loan Agreement dated August 30, 1995, as amended as of November 24,
          1995, between the Company and Norwest Bank Nebraska, N.A.
          (incorporated by reference to Exhibit 4.2 to the Company's Annual
          Report on Form 10-K for the fiscal year ended December 31, 1995 (the
          "Form 10-K")).
   5.1   Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.
  10.1   Employment Agreement between the Company and Ronald H. Echtenkamp dated October 1, 1991 (incorporated by reference to Exhibit 10.1 to the IPO Registration Statement).
  10.2   Amendment to Employment Agreement between the Company and Ronald H.
          Echtenkamp dated March 18, 1994 (incorporated by reference to Exhibit
          10.2 to the IPO Registration Statement).
  10.3   Employment Agreement between the Company and John Wilmers dated
          October 15, 1991 (incorporated by reference to Exhibit 10.3 to the
          IPO Registration Statement).
  10.4   Lease and Agreement dated September 1, 1988 by and between County of
          Douglas, Nebraska and the Company (incorporated by reference to
          Exhibit 10.4 to the IPO Registration Statement).
  10.5   Guaranty Agreement dated September 1, 1988 between the Company and
          FirstTier Bank, National Association, Omaha (incorporated by reference to Exhibit 10.5 to the IPO Registration Statement).
  10.6   Distributorship Agreement dated as of March 1, 1992 between ISCO-Optic
          Gmbh and the Company (incorporated by reference to Exhibit 10.6 to the IPO Registration Statement).
  10.7   Form of 1995 Stock Option Plan (incorporated by reference to Exhibit
          10.7 to the IPO Registration Statement).
  10.8   1995 Outside Directors Stock Option Plan, as amended as of June 11,
          1996 (incorporated by reference to Exhibit 10.8 to the Company's
          Quarterly Report on form 10-Q for the quarter ended June 30, 1996
          (the "Form 10-Q")).
  10.9   Form of 1995 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to the IPO Registration Statement).
  10.10  Form of Management Services Agreement by and between the Company and
          Canrad Inc. (incorporated by reference to Exhibit 10.10 to the IPO
          Registration Statement).
  10.11  Profit Sharing Plan (incorporated by reference to Exhibit 10.11 to the
          IPO Registration Statement).

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  10.12  Second Amendment dated July 20, 1995 to Employment Agreement between the Company and Ronald H. Echtenkamp (incorporated by reference to
          Exhibit 10.12 to the IPO Registration Statement).
  10.13  Letter of Engagement dated December 22, 1995, between the Company and
          Geller & Friend Partners, Inc., including 50,000 share stock option
          (incorporated by reference to Exhibit 10.13 to the Form 10-K).
  10.14  Stock Option Agreement dated as of September 19, 1995 between the
          Company and Jaffoni & Collins Incorporated (incorporated by reference to Exhibit 10.14 to the Form 10-Q).
  10.15  Stock Option Agreement dated as of December 22, 1995 between the
          Company and Geller & Friend Capital Partners, Inc. (incorporated by reference to Exhibit 10.15 to the Form 10-Q).
  10.16  Extension Agreement to Employment Agreement between the Company and
          John Wilmers dated July 8, 1996 (incorporated by reference to Exhibit
          10.16 to the Form 10-Q).
  11.1   Computation of net earnings per share (included in Consolidated
          Financial Statements).
  21.1   List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the
          IPO Registration Statement).
  23.1   Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in
          Opinion filed as Exhibit 5.1).
  23.2   Consent of KPMG Peat Marwick LLP.
  24.1   Powers of Attorney (included on the signature page).
  27     Financial Data Schedule.